QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 3, 2001

BY AND AMONG

A.D.A.M., INC.,

IM ACQUISITION SUB, INC.

AND

INTEGRATIVE MEDICINE COMMUNICATIONS, INC.

ANNEXES
ANNEX A	Allocation of Merger Consideration
EXHIBITS
EXHIBIT A	Escrow Agreement
EXHIBIT B	Investor Representation Letter
EXHIBIT C	Registration Rights Agreement
EXHIBIT D	Employment Agreements

AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER dated as of December 3, 2001, is made and entered into by and among A.D.A.M., INC., a Georgia corporation ("Parent"), IM ACQUISITION SUB, INC., a Massachusetts corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and INTEGRATIVE MEDICINE COMMUNICATIONS, INC., a Massachusetts corporation (the "Company"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 10.01.

    WHEREAS, Parent and the Company desire to enter into a business combination upon the terms and subject to the conditions set forth herein; and

    WHEREAS, in furtherance of such combination, the parties wish to cause the merger of Merger Sub with and into the Company in accordance with the applicable provisions of the Business Corporation Law of the Commonwealth of Massachusetts ("MBCL"), and upon the terms and subject to the conditions set forth herein (the "Merger"); and

    WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "IRC"), and the regulations promulgated thereunder; and

    WHEREAS, the parties hereto believe the Merger is in their respective best interests and desire to enter into this Agreement;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

    SECTION 1.1  The Merger.

      (a)  Merger; Surviving Corporation.  At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and the MBCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

      (b)  Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 11.1 and subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII, the consummation of the Merger (the "Closing" and the date thereof being the "Closing Date") will take place on December 3, 2001, at the offices of Smith, Gambrell & Russell, LLP, 1230 Peachtree Street, N.E., Suite 3100, Atlanta, Georgia, unless another date, time or place is agreed to in writing by the parties hereto.

    SECTION 1.2  Effective Time.  As promptly as practicable after the satisfaction or waiver of the conditions set forth in Articles VI and VII, the parties hereto shall cause the Merger to be consummated by filing articles of merger as contemplated by the MBCL (the "Articles of Merger"), together with any required related certificates, with the Secretary of State of Massachusetts, in such form as required by, and executed in accordance with, the relevant provisions of the MBCL (the time of such filing being the "Effective Time").

    SECTION 1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the MBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the

Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.4  Articles of Organization, By-Laws; Purpose; Capitalization.

      (a)  Articles of Organization.  At the Effective Time, the Articles of Organization of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation until thereafter amended in accordance with the MBCL and such Articles of Organization.

      (b)  By-Laws.  The By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the MBCL, the Articles of Organization of the Surviving Corporation and such By-Laws.

      (c)  Purpose.  The Surviving Corporation shall have all purposes for which corporations may be organized pursuant to the provisions of the MBCL.

      (d)  Capitalization.  The authorized capital stock of the Surviving Corporation consists of 1,000 shares of $0.01 par value common stock.

    SECTION 1.5  Directors and Officers.  The Board of Directors of Merger Sub immediately prior to the Effective Time shall be the initial Board of Directors of the Surviving Corporation, each member to hold office in accordance with the Articles of Organization and By-Laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

    SECTION 1.6  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

      (a)  Conversion of Securities.  Each issued and outstanding share of capital stock of the Company (excluding any shares to be canceled pursuant to Section 1.6(b)) shall be converted into that portion of the Merger Consideration (as defined below) to which the holder is entitled pursuant to the provisions of the Articles of Organization of the Company. The holders of outstanding shares of Company Preferred Stock shall be entitled to receive in such conversion such preferential portion of the Merger Consideration as may be determined in accordance with the provisions of the Articles of Organization of the Company. The holders of outstanding shares of Company Common Stock shall be entitled to receive in such conversion such residual portion of the Merger Consideration, if any, as may be determined in accordance with the provisions of the Articles of Organization of the Company. Prior to the Closing Date, the Company shall prepare a schedule setting forth the allocation of the Merger Consideration among the Stockholders. Such schedule shall be attached to this Agreement as Annex "A".

      (b)  Cancellation.  Each share of any class of capital stock of the Company held in the treasury of the Company, if any, each share of capital stock of the Company of any class or series which is not being converted into the Merger Consideration pursuant to Section 1.6(a) above and Annex A hereto, and each share of any class of capital stock of the Company owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of the Company or Parent immediately prior to the Effective Time, if any, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

      (c)  Capital Stock of Merger Sub.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

    SECTION 1.7  Merger Consideration.

      (a) The aggregate consideration to be paid by Parent pursuant to the Merger (the "Merger Consideration") shall be 470,000 shares of the common stock of Parent (the "Parent Shares"). The Parent Shares have not been registered under the federal securities laws or any state securities laws and pending such registration may not be offered or sold except pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") or applicable state securities laws.

      (b) Notwithstanding the foregoing, as security for the indemnification obligations set forth in Section 9.1(a) below, 50% of the Parent Shares (the "Escrow Shares" or "Escrow Fund") will be delivered by Parent to the Escrow Agent at Closing, to be held, administered and disbursed by the Escrow Agent pursuant to the terms of an Escrow Agreement substantially in the form of Exhibit A attached hereto (the "Escrow Agreement"). The Escrow Shares will be withheld from the Stockholders and delivered to the Escrow Agent on a pro rata basis. Each certificate evidencing a Stockholder's pro rata share of the Escrow Shares shall contain a restrictive legend in the form reasonably required by Parent.

    SECTION 1.8  No Fractional Shares.  No fractional Parent Shares shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of shares of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Shares (after aggregating all fractional shares of Parent Shares issuable to such Stockholder) shall, upon surrender of the certificate(s) representing the shares of Company Common Stock or Company Preferred Stock owned by such Stockholder, receive a cash payment determined by multiplying (i) the Parent Average Price by (ii) the fractional Parent Share interest to which such holder would otherwise be entitled.

    SECTION 1.9  Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Shares thereafter on the records of the Company.

    SECTION 1.10  Exchange of Shares; No Further Ownership Rights.  After the Effective Time, each Stockholder shall be entitled to receive upon the surrender of its certificates representing shares of capital stock of the Company a certificate representing the Parent Shares to which it is entitled pursuant to Section 1.6(a) above; provided, that, the certificates representing the Escrow Shares will be delivered to the Escrow Agent. The Parent Shares (including the Escrow Shares) delivered upon the surrender for exchange of shares of capital stock of the Company in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I. Until surrendered and exchanged in accordance with this Section, each certificate of Company Common Stock or Company Preferred Stock shall, after the Effective Time, represent solely the right to receive the Merger Consideration (if any) in respect of the shares evidenced by such certificate and shall have no other rights. No interest shall accrue or be payable on any Merger Consideration. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    SECTION 1.11  Closing Date Balance Sheet.

      (a) Within thirty (30) days following the Closing Date, Parent shall prepare a statement based on the Closing Date balance sheet of the Company (the "Closing Date Statement"). The Closing Date Statement will include only the following assets and liabilities: (i) cash; (ii) accounts receivable (less any receivables related to content licenses with respect to which revenue recognition is currently halted as of the Closing Date due to customer collectibility issues);

  (iii) inventory; (iv) accounts payable, as adjusted to reflect any "Settled Payables" (as hereinafter defined) as provided below; (v) accrued expenses (not including the accounts labeled Accrued Audit Expenses, Accrued for Returns and Miscellaneous Accrued Expenses) and accrued royalties, and (vi) accrued compensation and deferred compensation. With respect to certain accounts payable to be included in the Closing Date Statement (the "Settled Payables"), the Company has entered into written agreements with the subject creditors to accept less than the full amount of such Settled Payables, provided the lesser agreed upon amount (the "Settlement Amount") is paid to such creditor on or before December 15, 2001. For purposes of the Closing Date Statement, the amounts of the Settled Payables shall be deemed to be the Settlement Amounts. The Surviving Corporation shall pay all of the Settled Payables on or before December 15, 2001. The Closing Date Statement shall be prepared in accordance with GAAP.

      (b) In the event that the amount calculated by subtracting the assets from the liabilities as set forth on the Closing Date Statement (the "Adjusted Net Deficit") is more than $300,000, Parent shall receive in Parent Shares in accordance with the following sentence having a value (based on the Parent Average Price) equal to the difference between $300,000 and the Adjusted Net Deficit (the "Excess"). Payment pursuant to the preceding sentence shall be made from the Escrow Fund by delivery of certificates representing a number of Parent Shares equal to: (i) the Excess divided by (ii) the Parent Average Price (the "Excess Shares"), within three (3) business days after the parties either agree upon the amount of the Excess or the amount is determined as set forth in subsection (c) below.

      (c) The Stockholder Representative shall have the right to review fully all work papers relating to the Closing Date Statement in order to confirm that such Closing Date Statement has been determined as provided herein. The Stockholder Representative shall complete its review of such Closing Date Statement within thirty (30) days after such determination and related documentation have been made available for their review. If the Stockholder Representative believes that any adjustment should be made to such Closing Date Statement in order for said amount to be determined in accordance with the requirements of this Section, the Stockholder Representative shall give Parent written notice of such adjustments. If Parent agrees with the adjustments proposed by the Stockholder Representative, the adjustments shall be made to such Closing Date Statement. If there are proposed adjustments which are disputed by Parent, then the Stockholder Representative and Parent shall negotiate in good faith to resolve all disputed adjustments. If, after a period of thirty (30) days following the date on which the Stockholder Representative gives Parent written notice of any proposed adjustments, any such adjustments still remain disputed, Parent and the Stockholder Representative will jointly engage a nationally recognized independent accounting firm (the "Independent Accountant") to resolve any remaining disputed adjustments in accordance with this Agreement. Delivery of Parent Shares required under subsection (b) above shall be made within three (3) business days after the earlier of the agreement of the parties on the amount thereof or a written notice of any resolution of such amount has been given by the Independent Accountant to the parties hereunder. All fees and expenses of the Independent Accountant incurred in connection with such resolution shall be paid by the Parent, and upon payment of such fees and expenses Parent shall be entitled to receive from the Escrow Fund, as reimbursement for one-half of such fees and expenses so paid, that number of the Escrow Shares determined by dividing (i) one-half of the amount of such fees and expenses, by (ii) the Parent Average Price.

    SECTION 1.12  Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the IRC. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    SECTION 1.13  Taking of Necessary Action; Further Action.  Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as practicable. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and the Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

    SECTION 1.14  Treatment of Options.  Prior to the Effective Time, the Board of Directors of the Company shall adopt appropriate resolutions and take all other actions necessary to provide that each outstanding and unexercised Option heretofore granted by the Company, whether or not then vested or exercisable, shall, at the Effective Time, be cancelled. The Company Stock Option Plan shall terminate as of the Effective Time. After the date hereof, the Company will not issue any Options.

    SECTION 1.15  Appraisal Rights.  Stockholders who have complied with all the requirements for perfecting appraisal rights for Shares as required under the MBCL ("Dissenting Stockholders") shall not be entitled to any portion of the Merger Consideration under this Agreement with respect to such Shares notwithstanding the foregoing provisions of this Article I, and in lieu thereof shall be entitled to receive from the Surviving Corporation whatever is determined to be due to them under the MBCL with respect to such Shares (the "Dissenting Shares"); provided, however, that Dissenting Shares outstanding at the Effective Time of the Merger and held by a Dissenting Stockholder who shall after the Effective Time of the Merger lose such Dissenting Stockholder's right of appraisal as provided by the MBCL shall be deemed to be converted as of the Effective Time of the Merger into the right to receive the consideration that would otherwise have been payable in respect thereof under, and on the terms and conditions set forth in, this Agreement if no dissent had been made. Promptly after execution and delivery of this Agreement, Company shall take such actions as are necessary to comply with the requirements of Sections 87 and 88 of Chapter 156B of the MBCL and shall use reasonable best efforts to ensure that the deadline under Section 89 for demands for appraisal in respect of the Merger shall have expired prior to the Effective Time of the Merger. Prior to the Effective Time of the Merger, Company will not settle any demand with respect to any Dissenting Shares without the consent of Parent. Company shall give notice to Parent promptly after it is notified that any Stockholder has elected or attempted to exercise appraisal rights. Nothing in this Agreement is intended or shall be construed as an agreement or admission that any statutory appraisal rights are or may be available with respect to the transactions contemplated hereby.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMPANY

    Subject to the exceptions and limitations set forth in the Disclosure Schedule, the Company (which for all purposes of this Article II shall be binding on the Escrow Fund) hereby represents and warrants to the Parent and Merger Sub as follows:

    SECTION 2.1  Power of Stockholders and the Company.  The Company has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Operative Agreements to which it is a party, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors and the Stockholders, no other corporate action on the part of the Company or the Stockholders being necessary.

    SECTION 2.2  Execution.  This Agreement has been duly and validly executed and delivered by the Company and constitutes, and upon the execution and delivery by the Company of the Operative Agreements to which the Company is a party, such Operative Agreements, assuming the due authorization, execution and delivery of this Agreement and the Operative Agreements by the Parent and Merger Sub, will constitute legal, valid and binding obligations of the Company enforceable against such party in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

    SECTION 2.3  Organization of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 2.3 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified or licensed and in good standing as could not reasonably be expected to have a materially adverse effect on the Business or Condition of the Company or its Assets and Properties. The name of each director and officer of the Company on the date hereof, and the position with the Company held by each, are listed in Section 2.3 of the Disclosure Schedule. The Company has, prior to the execution of this Agreement, delivered to Parent true and complete copies of the Articles of Organization and by-laws of the Company as in effect on the date hereof. The Company has no and has never had any Subsidiaries.

    SECTION 2.4  Capital Stock.  The authorized capital stock of the Company consists solely of: (i) 11,691,880 shares of Company Common Stock, of which 1,999,200 shares are issued and outstanding; and (ii) 3,512,491 shares of Company Preferred Stock, (a) 240,000 shares of which have been designated as "Series A Participating Convertible Preferred Stock" and all of which are issued and outstanding, (b) 1,434,063 shares of which have been designated as "Series B Participating Convertible Preferred Stock" and 1,104,842 of which are issued and outstanding, (c) 986,443 shares of which have been designated as "Series C Participating Convertible Preferred Stock" and all of which are issued and outstanding and (d) 851,985 shares of which have been designated as "Series D Participating Convertible Preferred Stock" and 662,130 of which are issued and outstanding. The Shares are duly authorized, validly issued, outstanding, fully paid and nonassessable. The Shares are owned of record and beneficially by the Stockholders as set forth in Section 2.4 of the Disclosure Schedule. As of the date hereof, an aggregate of 1,250,000 shares of Company Common Stock are reserved for future issuance under the Company Stock Option Plan and Options to purchase 621,552 shares of Company Common Stock are issued and outstanding under the Company Stock Option Plan. Except for the Options referred to in the preceding sentence and except as set forth in Section 2.4 of the Company Disclosure Schedule, no other Options are issued or outstanding. None of the Shares were issued in violation of the Securities Act or any other applicable Law. Except as set forth in Section 2.4 of the Company Disclosure Schedule, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire, or providing preemptive or registration rights with respect to, any shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company. All agreements providing for rights of first refusal and co-sale rights and other rights relating to transfer of Shares are listed in Section 2.4 of the Company Disclosure Schedule. Except as set forth in Section 2.4 of the Company Disclosure Schedule, the Company is not a party or subject to any agreement or understanding and, to the Knowledge of the Company, there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any capital stock of the Company.

    SECTION 2.5  No Conflicts.  The execution and delivery by the Company of this Agreement and the Operative Agreements to which it is a party, the performance the Company of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

      (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of organization or by-laws of the Company;

      (b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Company or any of its Assets and Properties; or

      (c) except as disclosed in Section 2.5(c) of the Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon the respective Assets and Properties under, any Contract or Governmental Authorization by which any of the respective Assets and Properties of the Company is bound.

    SECTION 2.6  Governmental Approvals and Filings.  Except for (i) compliance with applicable securities laws and (ii) the filing of the Articles of Merger with the Secretary of State of Massachusetts, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Company is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which the Company or any Stockholder is a party or the consummation of the transactions contemplated hereby or thereby.

    SECTION 2.7  Financial Statements.  The Company has delivered to Parent true and complete copies of: (a) the unaudited balance sheets of the Company as of December 31, 2000 and 1999 and the related statements of income, changes in stockholders' equity and cash flow for the year then ended, including the notes and schedules contained therein or annexed thereto; and (b) the unaudited balance sheet of the Company as of October 31, 2001 (the "Balance Sheet") and the related statements of income, changes in stockholders' equity and cash flow for the ten (10) month period then ended, including the notes and schedules contained therein or annexed thereto (the financial statements described in clauses (a) and (b) are referred to collectively as the "Financial Statements"; the financial statements described in clause (b) are also referred to collectively as the "Interim Financial Statements"). All of the Financial Statements (including all notes and schedules contained therein or annexed thereto) have been prepared according to the books and records of the Company, and fairly present in all material respects the financial position, the results of operations and cash flows of the Company as of the dates and for the years and periods indicated (subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse).

    SECTION 2.8  Books and Records.  The minute books and other similar records of the Company as made available to Parent prior to the execution of this Agreement contain a true and complete record of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company. The stock transfer ledgers and other similar records of the Company as made available to Parent prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of the Company.

    SECTION 2.9  Absence of Changes.  Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since the date of the Balance Sheet, there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change in the Business or Condition of the Company or to its Assets and Properties ("Material

Adverse Change"). Without limiting the foregoing, except as disclosed in Section 2.9 of the Disclosure Schedule, there has not occurred since the date of the Balance Sheet:

      (a) any change in the Company's authorized or issued capital stock; grant of any Option with respect to the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any capital stock of, or any Option with respect to, the Company; declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company;

      (b) any (i) amendment of the articles of organization or by-laws of the Company, (ii) recapitalization, reorganization, liquidation or dissolution of the Company or (iii) merger or other business combination involving the Company and any other Person;

      (c) (i) any incurrence by the Company of Indebtedness, or (ii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company under, any Indebtedness of or owing to the Company;

      (d) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

      (e) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

      (f)  any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company;

      (g) any change in (i) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company, or (ii) any method of calculating any bad debt, contingency or other reserve of the Company for accounting, financial reporting or Tax purposes, or any change in the fiscal year of the Company;

      (h) any write-off or write-down of or any determination to write off or write down any of the Assets and Properties of the Company;

      (i)  any acquisition or disposition (except sales of inventory in the ordinary course of business consistent with past practice) of, or incurrence of a Lien (other than a Permitted Lien) on, any Assets and Properties of the Company;

      (j)  any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (i) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Disclosure Schedule pursuant to Section 2.18(a) or (ii) any material Governmental Authorization held by the Company;

      (k) capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets;

      (l)  any commencement or termination by the Company of any line of business;

      (m) any transaction by the Company with any Stockholder or any Affiliate (other than the Company) or Associate of any Stockholder; or

      (n) any entering into of a Contract to do or engage in any of the foregoing after the date hereof; or

      (o) any other transaction involving or development affecting the Company outside the ordinary course of business consistent with past practice which has resulted or could be reasonably expected to result in a Material Adverse Change.

    SECTION 2.10  No Undisclosed Liabilities.  Except as disclosed in Section 2.10 of the Disclosure Schedule, the Company has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for (i) liabilities or obligations reflected or reserved against in the Balance Sheet and (ii) current liabilities incurred in the ordinary course of business consistent in type and amount with past practice, since the date thereof, and none of which could result in a Material Adverse Change.

    SECTION 2.11  Taxes.

      (a) The Company has properly filed or caused to be properly filed on a timely basis all Tax Returns that are or were required to be filed on or prior to the date hereof by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Laws. All such Tax Returns filed by the Company are true, correct, and complete in all material respects. All Tax Returns required to be filed by the Company after the date hereof and on or before the Closing Date will be prepared and timely filed in a manner consistent with prior years and applicable Laws. No extension of time in which to file any Tax Return that has not been filed has been requested by or granted to the Company. Section 2.11 of the Disclosure Schedule contains a complete and accurate list of, all such Tax Returns relating to tax years since December 31, 1997, copies of which shall be provided to Parent upon request. All Taxes required to be paid by the Company on or before the date hereof have been timely paid. All Taxes required to be paid by the Company after the date hereof and on or before the Closing Date will be timely paid and have been properly accrued. No claim has ever been made by any Governmental Authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Assets and Properties of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

      (b) Section 2.11 of the Disclosure Schedule lists all United States federal and state income Tax Returns of the Company which have been audited by the IRS or relevant state tax authorities including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, or settled. Section 2.11 of the Disclosure Schedule describes all adjustments to the United States federal income Tax Returns filed by the Company for all tax years since December 31, 1997, and the resulting deficiencies proposed by the IRS. Except as described in Section 2.11 of the Disclosure Schedule, the Company has not given or been requested to give any waiver or extension (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

      (c) The unpaid Taxes of the Company as of the date of the Balance Sheet (i) did not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect differences between book and Tax income) set forth on the face of the Balance Sheet rather than in any notes thereto, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. There exists no proposed Tax assessment against the Company except as disclosed in Section 2.11 of the Disclosure Schedule. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any Assets and Properties held or acquired by the Company. All Taxes that the Company is or was required by applicable Laws to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental or Regulatory Authority or other Person.

      (d) There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement. The Company (i) has not been a member of an affiliated group (as defined in Section 1504(a) of the IRC) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) has no liability for the Taxes of any Person (other than any of the Company) under Reg. §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. During the consistency period (as defined in Section 338(h)(4) of the IRC with respect to the sale of the Shares to Parent), the Company has not sold or committed to sell any Assets and Properties to Parent or Merger Sub or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC) that includes Parent and Merger Sub. The Company has not made and is not obligated to make any payment, and the Company is not a party to any agreement that could obligate it to make any payment, for which a deduction would be disallowed pursuant to Section 280G of the IRC. The Company has not been a real property holding corporation (within the meaning of Section 897(c)(2) of the IRC) during the applicable period specified in Section 897(c)(1)(A)(ii) of the IRC.

    SECTION 2.12  Legal Proceedings.  Except as disclosed in Section 2.12 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

      (a) there are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened against, relating to or affecting the Company or any of its Assets and Properties or, to the Knowledge of the Company, any Stockholder which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or otherwise result in a material diminution of the benefits contemplated by this Agreement or any of the Operative Agreements to Parent, or (ii) if determined adversely to such Stockholder or the Company, could reasonably be expected to result in (x) any injunction or other equitable relief against the Company that would interfere in any material respect with its business or operations or (y) Losses by the Company; and

      (b) to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above; and

      (c) there are no Orders outstanding against the Company or any of its Assets and Properties.

    SECTION 2.13  Compliance With Laws and Orders.  Except as disclosed in Section 2.13 of the Disclosure Schedule:

      (a) the Company is, and at all times has been, in full compliance with each Law and Order that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its Assets and Properties, except where non-compliance would not result in a Material Adverse Change;

      (b) no event has occurred that (with or without notice or lapse of time) (A) constitutes a violation by the Company of, or a failure on the part of the Company to comply with, any Law or Order that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its Assets and Properties, except where a violation would not result in a Material Adverse Change, or (B) gives rise to any obligation on the part of the Company pursuant to any Law or Order to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

      (c) the Company has not received, at any time, any notice or other communication (whether oral or written) from any Governmental or Regulatory Authority or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law or

  Order, or (ii) any actual, alleged, possible, or potential obligation on the part of the Company pursuant to any Law or Order to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

    SECTION 2.14  Benefit Plans; ERISA.

      (a)  Existence of Plans and Other Matters.

         (i) Section 2.14(a)(i) of the Disclosure Schedule contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs, and identifies as such all Company Plans that are (A) defined benefit Pension Plans, (B) Qualified Plans, (C) Title IV Plans, or (D) Multiemployer Plans.

        (ii) Section 2.14(a)(ii) of the Disclosure Schedule contains a complete and accurate list of (A) all ERISA Affiliates of the Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

        (iii) Section 2.14(a)(iii) of the Disclosure Schedule sets forth, for each Multiemployer Plan, as of its last valuation date, the amount of potential withdrawal liability of the Company and the Company's other ERISA Affiliates, calculated according to information made available pursuant to ERISA § 4221(e).

      (b)  Plan Documents.  The Company has delivered to Parent, prior to the Closing:

         (i) all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation, or Company VEBA and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which the Company is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs for which a plan description or summary plan description is not required;

        (ii) all personnel, payroll, and employment manuals and policies;

        (iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company and the ERISA Affiliates of the Company, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

        (iv) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

        (v) all registration statements filed with respect to any Company Plan;

        (vi) all insurance policies purchased by or to provide benefits under any Company Plan;

       (vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

       (viii) all reports submitted within the four (4) years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

        (ix) all notifications to employees of their rights under ERISA § 601 et seq. and IRC § 4980B;

        (x) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

        (xi) all notices that were given by the Company or any ERISA Affiliate of the Company or any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the four (4) years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 2.14;

       (xii) all notices that were given by the IRS, the PBGC, or the Department of Labor to the Company, any ERISA Affiliate of the Company, or any Company Plan within the four years preceding the date of this Agreement;

       (xiii) with respect to Qualified Plans and VEBAs, the most recent determination letter for each Plan of the Company that is a Qualified Plan; and

       (xiv) with respect to Title IV Plans, the Form PBGC-1 filed for each of the three most recent plan years.

      (c)  No Violations.  Except as set forth in Section 2.14(c) of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

         (i) To the Knowledge of the Company, the Company has performed all of its respective obligations under all Company Plans, Company Other Benefit Obligations, and Company VEBAs. The Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans, VEBAs, and Obligations that have accrued but are not due.

        (ii) No statement, either written or oral, has been made by the Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have a material adverse economic consequence to the Company or to Parent.

        (iii) The Company, with respect to all Company Plans, Company Other Benefits Obligations, and Company VEBAs, are, and each Company Plan, Company Other Benefit Obligation, and Company VEBA is, in full compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 2.14, and with any applicable collective bargaining agreement.

      (A)
      No transaction prohibited by ERISA § 406 and no "prohibited transaction" under IRC § 4975(c) have occurred with respect to any Company Plan.

      (B)
      The Company has no liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

      (C)
      The Company has no liability to the PBGC with respect to any Plan or has any liability under ERISA § 502 or § 4071.

      (D)
      All filings required by ERISA and the IRC as to each Plan have been timely, completely and accurately filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely, completely and accurately provided, in each case, except where a failure would have no material adverse effect on the financial condition of the Company.

      (E)
      All contributions and payments made or accrued with respect to all Company Plans, Company Other Benefit Obligations, and Company VEBAs are deductible under IRC § 162 or § 404. No amount, or any asset of any Company Plan or Company VEBA, is subject to tax as unrelated business taxable income.

        (iv) Each Company Plan can be terminated within thirty (30) days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

        (v) Since December 31, 1995, there has been no establishment or amendment of any Company Plan, Company VEBA, or Company Other Benefit Obligation.

        (vi) No event has occurred that has resulted in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

       (vii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, Company Other Benefit Obligation, or Company VEBA is pending or, to the Knowledge of the Company, is threatened.

       (viii) [Intentionally omitted.]

        (ix) Each Qualified Plan of the Company is qualified in form and operation under IRC § 401(a); each trust for each such Plan is exempt from federal income tax under IRC § 501(a). Each Company VEBA is exempt from federal income tax. No event has occurred that gives rise to disqualification or loss of tax-exempt status of any such Plan or trust.

        (x) The Company and each ERISA Affiliate of the Company has met the minimum funding standard, and has made all contributions required, under ERISA § 302 and IRC § 402.

        (xi) [Intentionally omitted.]

       (xii) The Company has paid all amounts due to the PBGC pursuant to ERISA § 4007.

       (xiii) Neither the Company nor any ERISA Affiliate of the Company has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject any entity to liability under ERISA § 4062(e), § 4063, or § 4064.

       (xiv) Neither the Company nor any ERISA Affiliate of the Company has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA § 4042 for the termination of, or the appointment of a trustee to administer, any Company Plan.

       (xv) No amendment has been made, to any Plan that has required or could require the provision of security under ERISA § 307 or IRC § 401(a)(29).

       (xvi) No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred that results in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

      (xvii) The actuarial report for each Pension Plan of the Company and each ERISA Affiliate of the Company fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

      (xviii) Since the last valuation date for each Pension Plan of the Company and each ERISA Affiliate of the Company, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA § 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase.

       (xix) No reportable event (as defined in ERISA § 4043 and in regulations issued thereunder) has occurred.

       (xx) The Company has no Knowledge of any facts or circumstances that may give rise to any liability of the Company, Parent or the Surviving Corporation to the PBGC under Title IV of ERISA.

       (xxi) [Intentionally omitted.]

      (xxii) Neither the Company nor any ERISA Affiliate of the Company has withdrawn from any Multiemployer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multiemployer Plan that could result in any liability of either the Company, Parent or the Surviving Corporation to a Multiemployer Plan.

      (xxiii) Neither the Company nor any ERISA Affiliate of the Company has received notice from any Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

      (xxiv) No Multiemployer Plan to which the Company or any ERISA Affiliate of the Company contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

      (xxv) Except to the extent required under ERISA § 601 et seq. and IRC § 4980B, the Company does not provide health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

      (xxvi) The Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

     (xxvii) The Company has complied with the provisions of ERISA § 601 et seq. and IRC § 4980B.

     (xxviii) No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to tax under IRC § 280G or § 4999; nor will the Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

      (xxix) The consummation of this Agreement and the Operative Agreement and the transactions contemplated hereby and thereby will not result in the payment, vesting, or acceleration of any benefit.

       (xxx) INTENTIONALLY OMITTED

      (xxxi) Each current or former employee of the Company who has taken a leave of absence under the Family and Medical Leave Act of 1994, as amended, was, upon his or her return to employment with the Company, placed in the same position with respect to all eligibility requirements and benefits of any Plan as had been applicable to such employee immediately before the leave commenced.

      (d) There are no outstanding Bonus Awards under the Company's Management Incentive Bonus Plan.

    SECTION 2.15  Title to and Condition of Properties.

      (a)  Real Property.  Section 2.15(a) of the Disclosure Schedule sets forth all real property owned, used or occupied by the Company (the "Real Property"). Section 2.15(a) of the Disclosure Schedule also identifies the leases (oral or written) under which the Company now uses any such

  Real Property, true and correct copies of which have been delivered to Parent. The Company does not own any Real Property.

      (b)  Marketable Title.  The Company has good and merchantable title to, or valid leasehold interests in, all of its Assets and Properties (including, without limitation, all such properties (whether tangible or intangible) reflected in the Interim Financial Statements) and, with respect to Real Property leased by the Company, good and marketable leasehold estates or lessee's interests in such leased Real Property. Except for Permitted Liens, there are no Liens which affect any such Assets and Properties owned by the Company. To the Company's Knowledge, there are no Liens or municipal or zoning ordinances which would interfere with the Surviving Corporation's use of any Real Property in a manner consistent with the current use thereof by the Company.

      (c)  Condition.  The Assets and Properties owned or utilized by the Company which are material to the business and operations of the Company are in good operating condition and repair (reasonable wear and tear excepted), have been maintained consistent with industry standards (but not less than reasonable care), and are sufficient to carry on the business of the Company as currently conducted. All material leased Assets and Property have been maintained in accordance with the terms of the leases applicable thereto.

    SECTION 2.16  Accuracy of Licensed Content.  The Company uses commercially reasonable efforts, consistent with industry practices, to verify the medical accuracy of the Licensed Content.

    SECTION 2.17  Intellectual Property Assets.

      (a)  Ownership of Intellectual Property Assets.  The Company is the exclusive owner of, and has good, valid and marketable title to all of the Intellectual Property Assets free and clear of all mortgages, pledges, charges, Liens, equities, security interests, or other encumbrances or agreements, and has the right to use without payment to a third party all of the Intellectual Property Assets, except for any licensed Intellectual Property Assets referred to in Section 2.17(h) below. No claim is pending or, to the Knowledge of the Company, threatened against the Company and/or its officers, employees, and consultants to the effect that the Company's right, title and interest in and to the Intellectual Property Assets is invalid or unenforceable by the Company. The Company has delivered, or made available, or permitted access, to Parent documentation with respect to each material invention, process, design, computer program or other know-how or trade secret included in such Intellectual Property Assets, which documentation is (i) to the Knowledge of the Company, accurate in all material respects, and (ii) reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any Person. All former and current employees, consultants and contractors of the Company have executed written instruments with the Company that assign to the Company all rights to any Intellectual Property Assets relating to the business of the Company. To the Knowledge of the Company, no employee of the Company has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than the Company.

      (b)  Patents.  The Company does not own or license any Patents.

      (c)  Trademarks.  Section 2.17(c) of the Disclosure Schedule sets forth a complete and accurate list and summary description of all Marks. The Company does not own any registered Marks.

      (d)  Copyrights.  Section 2.17(d) of the Disclosure Schedule sets forth a complete and accurate list and summary description of all Copyrights. The Company has no Copyrights that have been registered with the United States Copyright Office. All copies of works encompassed by the

  Copyrights have been marked with the proper copyright notice where the failure to do so would result in a Material Adverse Change.

      (e)  Trade Secrets.  The Company has taken reasonable security measures (including, without limitation, entering into appropriate confidentiality and nondisclosure agreements with all officers, directors, employees, and consultants of the Company and any other persons with access to the Trade Secrets) to protect the secrecy, confidentiality and value of all Trade Secrets, except where the failure to do so would not result in a Material Adverse Change. To the Knowledge of the Company, there has not been any breach by any party to any such confidentiality or non-disclosure agreement. The Trade Secrets have not been disclosed by the Company to any person or entity other than employees or contractors of the Company who had a need to know and use the Trade Secrets in the course of their employment or contract performance, except where such disclosure would not result in a Material Adverse Change. The Company has the right to use, free and clear of claims of third parties, all Trade Secrets. To the Knowledge of the Company, no third party has asserted that the use by the Company of any Trade Secret violates the rights of any third party.

      (f)  INTENTIONALLY OMITTED

      (g)  Exclusivity of Rights.  The Company has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Intellectual Property Assets, except for the rights of any licensor of licensed Intellectual Property Assets referred to in Section 2.17(h) below.

      (h)  Licenses Received.  All licenses or other agreements under which the Company is granted rights by others in Intellectual Property Assets which are material to the operation of the Company are listed in Section 2.17(h) of the Disclosure Schedule. All such licenses or other agreements are in full force and effect in all material respects, and, to the Knowledge of the Company, there is no material default by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided, or made available, to Parent. Except as set forth on Section 2.17(h) of the Disclosure Schedule or in the license or other agreements listed thereon, the Company is not obligated to and does not pay royalties or other fees to anyone for the Company's use of any of its Intellectual Property Assets.

      (i)  Licenses Granted.  All licenses or other agreements under which the Company has granted rights to others in Intellectual Property Assets or the Licensed Content are listed in Section 2.17(i) of the Disclosure Schedule. Except as set forth thereon, all such licenses or other agreements are in full force and effect in all material respects, and to the Knowledge of the Company, there is no material default by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided, or made available, to Parent.

      (j)  Sufficiency.  The Intellectual Property Assets constitute all of the assets of the Company used in designing, creating and developing the Products, and are all those necessary for the operation of the Company's business as currently conducted.

      (k)  Infringement.  None of the Products licensed, nor any process or know-how used, by the Company infringes or is alleged to infringe any third Person Patent, trademark, service mark, trade name, Copyright or other proprietary right. To the Knowledge of the Company, none of the Intellectual Property Assets is being infringed by any other Person.

      (l)  Nondisclosure Contracts.  To the Knowledge of the Company, each of the Nondisclosure Contracts is a valid and binding agreement of each party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally.

      (m)  Products.  A complete list of the Products is set forth in Section 2.17(m) of the Disclosure Schedule.

      (n)  Domain Names.  Section 2.17(n) of the Disclosure Schedule sets forth a list of all Internet domain names used by Company (collectively, the "Domain Names"). The Company has a valid registration and all material rights (free of any material restriction) in and to the Domain Names.

    SECTION 2.18  Contracts.  (a) Section 2.18(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to, or made available to, Parent prior to the execution of this Agreement), to which the Company is a party or by which any of its Assets and Properties are bound:

         (i) (A) all Contracts (other than oral contracts for employees terminable at will) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten commitments (excluding any such Contracts referred to in clause (A)) involving an obligation of the Company to make payments in any year, other than with respect to salary, benefits or incentive compensation payments in the ordinary course of business, to any employee;

        (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Company;

        (iii) all partnership, joint venture, Stockholders' or other similar Contracts with any Person;

        (iv) all Contracts relating to Indebtedness of the Company or to preferred stock issued by the Company;

        (v) all Contracts with distributors or resellers;

        (vi) all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties, other than dispositions or acquisitions in the ordinary course of business consistent with past practice, and (B) any merger or other business combination;

       (vii) all Contracts between or among the Company, on the one hand, and any Stockholder or any Affiliate (other than the Company) or Associate of any Stockholder, on the other hand;

       (viii) all collective bargaining or similar labor Contracts;

        (ix) all Contracts that (A) limit or contain restrictions on the ability of the Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any Business Combination or (B) require the Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition; and

        (x) all other Contracts (other than leases listed in Section 2.15 of the Disclosure Schedule and Governmental Authorizations listed in Section 2.19 of the Disclosure Schedule) that, pursuant to the terms of any such Contract, involve the payment or potential payment by or to the Company of money or other monetary equivalents in excess of $5,000 in any one (1) year period, or $20,000 over the unexpired term of the Contract.

      (b) Each Contract required to be disclosed in Section 2.15, Section 2.17(h) or (i) or Section 2.18(a) of the Disclosure Schedule is in full force and effect in all material respects and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and except as disclosed in Section 2.15, Section 2.17(h) or (i) or Section 2.18(a) of the Disclosure Schedule, neither the Company, nor, to the Knowledge of the Company, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default 0under any such Contract) in any material respect.

    SECTION 2.19  Governmental Authorizations.  Section 2.19 of the Disclosure Schedule contains a true and complete list of all Governmental Authorizations used in and material, individually or in the aggregate, to the business or operations of the Company (and all pending applications for any such Governmental Authorizations), setting forth the grantor, the grantee, the function and the expiration and renewal date of each such License. Prior to the execution of this Agreement, the Company has delivered to, or made available to, Parent true and complete copies of all such Governmental Authorizations. No other Governmental Authorizations are required by Law in order for the Company to operate its business and operations as it is currently operated. Except as disclosed in Section 2.19 of the Disclosure Schedule:

      (a) the Company owns or validly holds all Governmental Authorizations that are material, individually or in the aggregate, to its business or operations;

      (b) each Governmental Authorization listed in Section 2.19 of the Disclosure Schedule is valid, binding and in full force and effect in all material respects; and

      (c) the Company is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such Governmental Authorization.

    SECTION 2.20  Insurance.  Section 2.20 of the Disclosure Schedule contains a true and complete list of all policies of insurance to which the Company is a party or under which the Company, or any director or officer of the Company in the capacity of director or officer, is or has been covered at any time since January 1, 1999. To the Company's Knowledge, each current policy listed in Section 2.20 of the Disclosure Schedule is valid, binding and enforceable in accordance with the terms of such policy and is in full force and effect. All premiums due on each such policy have been paid and will be paid through the Closing Date.

    SECTION 2.21  Affiliate Transactions.  Except as disclosed in Section 2.21 of the Disclosure Schedule, (i) there are no intercompany Liabilities between the Company, on the one hand, and any Stockholder, any Affiliate (other than the Company) or Associate of any Stockholder, on the other, (ii) no Stockholder nor any such Affiliate or Associate provides or causes to be provided any assets, services or facilities to the Company and (iii) the Company does not provide or cause to be provided any assets, services or facilities to any Stockholder or any such Affiliate or Associate. Except as disclosed in Section 2.21 of the Disclosure Schedule, each of the Liabilities and transactions listed in Section 2.21 of the Disclosure Schedule was incurred or engaged in, as the case may be, on an arm's-length basis.

    SECTION 2.22  Employees; Labor Relations.  Section 2.22 of the Disclosure Schedule contains a list of the name of each officer and employee of the Company at the date hereof, together with each such person's position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such person in effect on such date. Except as disclosed in Section 2.22 of the Disclosure Schedule, (i) no employee is presently a member of a collective bargaining unit and, to the Knowledge of Company, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees, and (ii) no unfair labor practice complaint or sex, age, race or other discrimination claim has been brought against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental or Regulatory Authority. The Company is in compliance with all applicable Laws relating to the employment of labor, including, without limitation those relating to wages, hours and collective bargaining with respect to the employees, except where the failure to be in compliance would not result in a Material Adverse Change.

    SECTION 2.23  Environmental Matters.  With respect to any real property upon which the Company operates or has operated pursuant to an ownership, leasehold or other possessory interest in such real property (the "Facilities"), the Company is not in violation of, and has not violated, any applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, licenses or permits of any Governmental or Regulatory Authority relating to environmental matters, including by way of illustration and not by way of limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation Recovery Act, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, any "Superfund" or "Superlien" law, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order, decree or guideline (whether published or unpublished) regulating, relating to or imposing liability or standards of conduct concerning Hazardous Materials, in each case as amended from time to time (collectively, "Environmental Laws") except for such violations that would not result in a Material Adverse Change. For purposes of this Agreement, "Hazardous Materials" includes but is not necessarily limited to asbestos, asbestos containing materials, polychlorinated biphenyls, lead-based paints, any petroleum, petroleum by-product (including, but not limited to, crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, used motor oil, oil mixed with other waste, oil sludge and all other liquid hydrocarbons, regardless of specific gravity), natural or synthetic gas, or other hazardous or toxic substances, materials, wastes, pollutants or contaminants defined under or regulated by the Environmental Laws.

    SECTION 2.24  Bank and Brokerage Accounts.  Section 2.24 of the Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto.

    SECTION 2.25  Disclosure.  No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, furnished to Parent pursuant to any provision of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

    SECTION 2.26  Broker's and Finder's Fees.  Except for Covington Associates LLC, ("Covington"), neither the Company nor any Stockholder has incurred, nor will any such Person incur, directly or indirectly, any liability for brokerage or finder's or agent's commission or any similar charges in connection with the Agreement, the Merger or any transaction contemplated hereby.

    SECTION 2.27  Accounts Receivable.  All accounts receivable of the Company represent amounts due for services performed or sales or licenses actually made in the ordinary course of business and properly reflect the amounts due. The bad debt reserves and allowances reflected in the Balance Sheet have been calculated in accordance with GAAP. To the Company's Knowledge, all accounts receivable are expected to be collectible by the Company in the ordinary course of business consistent with past practice in 90 days or less.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub, jointly and severally, hereby represent and warrant to Stockholders as follows:

    SECTION 3.1  Organization, Standing and Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Each of Parent and Merger Sub has the full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Each of the Parent and the Merger Sub is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction where the ownership, use or leasing of its Assets and Properties, or the conduct or the nature of its business makes such qualification, licensing or admission necessary, except where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a materially adverse effect on the financial condition of Parent or Merger Sub.

    SECTION 3.2  Authority.  The execution and delivery by Parent and Merger Sub of this Agreement and the Operative Agreements to which it is a party, and the performance by Parent and Merger Sub of its obligations hereunder and thereunder, will have been duly and validly authorized as of the Closing Date by the Board of Directors of Parent and Merger Sub, respectively, and the sole Stockholder of Merger Sub, no other corporate action on the part of Parent, Merger Sub or their stockholders being necessary. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and, assuming the due authorization, execution and delivery of this Agreement and the Operative Documents by each Stockholder and the Company to the extent they are parties thereto, this Agreement constitutes, and upon the execution and delivery by Parent and Merger Sub of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with their terms.

    SECTION 3.3  Parent Shares.  The Parent Shares are duly authorized, and upon delivery thereof in accordance with the terms of this Agreement, shall be validly issued, outstanding, fully paid and nonassessable. The delivery of the certificates representing the Parent Shares at the Closing in the manner provided in Article I will transfer to each Stockholder beneficial and record title to the Parent Shares, free and clear of all Liens and free and clear of all restrictions on transfer except for those imposed by the Securities Act and all applicable state securities laws (except as provided herein and in the Escrow Agreement with respect to the Escrow Shares).

    SECTION 3.4  No Conflicts.  The execution and delivery by Parent and Merger Sub of this Agreement do not, and the execution and delivery by Parent and Merger Sub of the Operative Agreements to which it is a party, the performance by Parent and Merger Sub of their obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

      (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Articles of Incorporation or Organization or by-laws of Parent or Merger Sub, respectively;

      (b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Parent, Merger Sub or any of their Assets and Properties; or

      (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Parent or Merger Sub to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon the Parent Shares, Parent or Merger Sub or any of their respective Assets and Properties under, any Contract or Governmental Authorization to which Parent or Merger Sub is a party or by which any of its Assets and Properties is bound.

    SECTION 3.5  Governmental Approvals and Filings.  Except for (i) compliance with applicable securities laws and (ii) the filing of the Articles of Merger with the Secretary of State of Massachusetts, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Parent or Merger Sub is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

    SECTION 3.6  Legal Proceedings.  There are no Actions or Proceedings pending or, to the Knowledge of Parent or Merger Sub, threatened against, relating to or affecting Parent or Merger Sub or any of their respective Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements. Except as set forth in the SEC Documents (as defined below), there are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations against Parent or Merger Sub pending or, to the Knowledge of Parent or Merger Sub, threatened, which if determined adversely to Parent or Merger Sub, could be expected to result in a material adverse effect on the financial condition or results of operations of Parent and Merger Sub considered as a whole.

    SECTION 3.7  Capitalization.  As of August 14, 2001, the authorized capital stock of the Parent consisted of 20,000,000 shares of Parent Common Stock of which 6,491,682 shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable.

    SECTION 3.8  SEC Documents.  Parent has furnished or made available to Sellers a true and complete copy of (a) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2000 and 1999, and (b) all other filings (other than preliminary registration and proxy statements) between December 31, 1999 and the date hereof (collectively, the "SEC Documents"), which Parent filed under the federal securities laws with the Securities and Exchange Commission ("SEC"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC.

    SECTION 3.9  Broker's and Finder's Fees.  Parent and Merger Sub have not incurred, and will not incur, directly or indirectly, any liability for brokerage or finder's or agent's commission or any similar charges in connection with the Agreement, the Merger or any transaction contemplated hereby.

ARTICLE IV
COVENANTS OF COMPANY

    SECTION 4.1  Reasonable Efforts; Cooperation.  Subject to the other provisions of this Agreement, the Company shall use reasonable, good faith efforts to perform its obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated herein to be effected in accordance with the terms hereof and shall cooperate fully with Parent and Merger Sub in connection with any steps required to be taken as a part of their respective obligations under this Agreement.

    SECTION 4.2  Conduct of Business.  Between the date hereof and the Closing Date, Company shall conduct its business in the ordinary course and in such a manner so that the representations and warranties contained in Section 2.9 and the rest of Article II shall continue to be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date. The Company shall use commercially reasonable efforts (consistent with the Company's normal business practices) to preserve its business, and maintain the present suppliers and customers of its business. Without limiting the generality of the foregoing, with respect to the Company's business, Company shall refrain from:

      (a) incurring any Liability, except in the ordinary course of business;

      (b) permitting any of its Assets and Properties to be subjected to Lien, except in the ordinary course of business;

      (c) selling, transferring or otherwise disposing of any Assets and Properties except in the ordinary course of business;

      (d) making any capital expenditure or commitment therefor, except in the ordinary course of business;

      (e) increasing its indebtedness for borrowed money, except current borrowings in the ordinary course of business, or making any loan to any Person;

      (f)  writing off as uncollectible any accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate shall be material to the Company;

      (g) granting any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees, except in the ordinary course of business;

      (h) canceling or waiving any claims or rights of substantial value;

      (i)  making any change in any method of accounting or auditing practice;

      (j)  entering into, amending, modifying or consenting to the termination of any material contract;

      (k) otherwise conducting its business or entering into any transaction with respect thereto, except in the usual and ordinary manner and in the ordinary course of its business; or

      (l)  agreeing, whether or not in writing, to do any of the foregoing.

    SECTION 4.3  No Negotiation.  Until such time, if any, as this Agreement is terminated pursuant to Article XI, Company will not, nor will it cause or permit any of its officers, directors, or representatives to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any nonpublic information to, any Person (other than Parent and Merger Sub and their representatives) relating to any transaction involving: (i) any merger, consolidation, recapitalization, business combination or other similar transaction involving the Company; (ii) any sale or other disposition of all or substantially all of the assets of the Company; or (iii) any acquisition of 15% or more of the outstanding shares of capital stock of the Company (an "Acquisition Transaction"). Company covenants that from the date hereof through the Closing Date (or the termination of this Agreement), it will not, directly or indirectly, enter into or authorize, or permit any officer, director or representative to enter into, any negotiation, letter of intent, commitment, agreement, understanding, or agreement in principle with any third Person for an Acquisition Transaction. Company covenants and agrees to inform Parent and Merger Sub in writing by facsimile within twenty-four (24) hours following the receipt (from the date hereof through the Closing Date or the termination of this Agreement) by it or its representatives of any inquiry, proposal, offer or bid (including the terms thereof and the identity of the Person making such inquiry, proposal, offer or bid) in respect of any Acquisition Transaction.

    SECTION 4.4  Supplementation and Correction of Information.  Between the date of this Agreement and the Closing Date, Company will use reasonable best efforts to promptly correct and supplement the information set forth on the Disclosure Schedules delivered by Company pursuant to this Agreement in order to cause such Disclosure Schedules to remain correct and complete in all respects. Company's delivery to Parent and Merger Sub of any corrections or supplements will, without further notice or action on the part of Company or Parent and Merger Sub, immediately and automatically constitute an amendment to the Disclosure Schedules to which such corrections and supplements relate; provided, however, that solely for purposes of determining whether the condition precedent pursuant to Section 6.1 has been satisfied, or whether Parent and Purchasers have the right to terminate this Agreement pursuant to Section 11.1(b) or 11.1(d), any such amendment to the Disclosure Schedule will be disregarded.

    SECTION 4.5  Examinations and Inspections.  Prior to the Closing Date, Parent and Merger Sub shall be entitled, through their respective employees and representatives, including, without limitation, their accountants and legal counsel, to make such inspection of the assets, properties, business and operations of the Company, and such examination of the books, records and financial condition of the Company as Parent and Merger Sub reasonably desire. Any such inspection and examination shall be conducted at reasonable times upon reasonable advance notice and under reasonable circumstances which do not disrupt the business, properties or assets of the Company. In order that the Parent and Merger Sub may have full opportunity to make such business, accounting and legal review, examination or inspection as they may reasonably desire of the Company, the Company shall furnish the representatives of the Parent and the Merger Sub during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and cause its officers, employees, agents, accountants and attorneys to cooperate with such representatives in connection with such review and examination.

    SECTION 4.6  Stockholder Approval.  Prior to the Closing Date, Company agrees to submit the Merger and this Agreement to its stockholders for approval at a meeting or by written consent, all as provided by the MBCL and its Articles of Organization.

    SECTION 4.7  Employee Matters.

      (a) Prior to Closing, Parent shall designate certain employees of the Company that it desires to terminate, and the Company shall terminate the employment of all such employees designated by Parent immediately prior to Closing.

      (b) As of the Effective Time, Parent shall maintain employee benefit plans which, in the aggregate, provide a similar level of benefits as those provided under comparable Company Plans with respect to employees of the Company covered under such plans as of the date of this Agreement; provided, however, that the foregoing shall not apply to the Company Stock Option Plan or any provisions of any Company Plan under which employees may receive, or under which employee benefits are based on, Company Common Stock.

      (c) To the extent permitted by the terms of the applicable Parent benefit plans, employees of the Company shall receive credit for eligibility to participate and vesting under Parent's benefit plans for years of service with the Company (and their respective subsidiaries and predecessors).

ARTICLE V
COVENANTS OF PARENT AND MERGER SUB

    SECTION 5.1  Reasonable Efforts; Cooperation.  Subject to the other provisions of this Agreement, Parent and Merger Sub shall each use their reasonable, good faith efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated herein to be effected in accordance with the terms hereof and shall cooperate fully with Company and the Stockholders in connection with any steps required to be taken as a part of their respective obligations under this Agreement.

    SECTION 5.2  Indemnification.

      (a) Parent and the Merger Sub agree that all rights to indemnification now existing or hereafter arising at or prior to the Effective Date in favor of the directors or officers of the Company as provided in the Articles of Organization or Bylaws of the Company as in effect on the date hereof or pursuant to any of the Indemnification Agreements referenced in Section 2.18(a)(vii) of the Disclosure Schedule shall survive the Merger and shall continue thereafter in full force and effect. Neither the Parent nor the Surviving Corporation will cancel or terminate any directors' and officers' liability insurance coverage (including, without limitation, any tail coverage) purchased the Company prior to the Closing Date covering those persons who are currently covered by the Company's directors' and officers' liability insurance policies for actions taken or omissions occurring at or prior to the Effective Date.

      (b) Parent shall indemnify and hold Jan Bruce harmless from and against any liability, obligation, cost or expense she may incur arising out of or resulting from her personal guaranties of any of the computer or equipment leases listed on the Disclosure Schedule to which the Company is a party.

    SECTION 5.3  ERISA Notices.  At such time as Company shall no longer maintain a Company Plan subject to COBRA, Parent shall provide, or cause to be provided, notice and continuation coverage required under IRC Section 4980B and/or Part 6 of Title I of ERISA to each person who is a "M&A qualified beneficiary" (within the meaning of Prop. Treas. Reg. Section 54.4980B-9; the "Treasury Regulation") as a result of the transactions contemplated by this Agreement (collectively, "Transaction M&A Qualified Beneficiaries"), and, Parent shall provide continuation coverage required under IRC Section 4980B and/or Part 6 of Title I of ERISA to each Transaction M&A Qualified Beneficiary.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB

    The obligations of Parent and Merger Sub hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Parent and Merger Sub in their sole discretion):

    SECTION 6.1  Representations and Warranties.  Each of the representations and warranties made by Company and the Stockholders in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects (except that any representations and warranties qualified as to materiality shall be true and correct in all respects) on and as of the Closing Date.

    SECTION 6.2  Performance.  The Company shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or before the Closing.

    SECTION 6.3  Orders and Laws.  There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

    SECTION 6.4  Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Parent, Merger Sub, the Company to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given.

    SECTION 6.5  Intentionally Omitted.

    SECTION 6.6  Company Certificates.  Parent and Merger Sub shall have received from the Company a certificate dated the Closing Date and executed by the President or any Vice President of the Company, in form and substance reasonably satisfactory to Parent and Merger Sub, certifying that the conditions in Sections 6.1 and 6.2 have been fulfilled; and (b) a certificate, dated the Closing Date and executed by the Clerk of the Company, in form and substance reasonably satisfactory to Parent and Merger Sub, as to the authenticity of the actions of the Board of Directors and stockholders of the Company authorizing the transactions contemplated herein and in the Operative Agreements. Certified copies of the Company's articles of organization and bylaws shall be attached to the secretary's certificate.

    SECTION 6.7  Opinion of Counsel.  Parent and Merger Sub shall have received the opinion of Duane, Morris & Heckscher, LLP, counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent and Merger Sub.

    SECTION 6.8  Appraisal Rights.  Holders of no more than 5% of Shares shall have delivered to Company before the Effective Time of the Merger timely written notice of such holder's intent to exercise its appraisal rights with respect to the Merger in accordance with the MBCL, unless such holder shall have lost his or her right to such payment.

    SECTION 6.9  Investor Representation Letters.  Each Stockholder receiving Merger Consideration shall have executed and delivered to Parent an Investor Representation Letter (each, an "Investor Representation Letter"), substantially in the form of Exhibit B hereto.

    SECTION 6.10  Escrow Agreement.  The Stockholder Representative shall have executed and delivered to Parent the Escrow Agreement.

    SECTION 6.11  Intentionally Omitted

    SECTION 6.12  Employment Agreements; Employees.  Prior to Closing, each of Jan Bruce, Bernie Breiter, Ron Turcotte and Christine Dorr shall have entered into an Employment Agreement with the Company, substantially in the form of Exhibits D-1 through D-4 hereto, respectively (the "Employment Agreements"). At Closing, no more than 20% of the other employees of the Company as of the date of this Agreement shall have terminated their employment (whether voluntarily or involuntarily), excluding employees designated by Parent pursuant to Section 4.9(a).

    SECTION 6.13  Termination of Agreements.  The stockholder/voting agreements listed in Section 6.13 of the Disclosure Schedule shall have been terminated.

    SECTION 6.14  Intentionally Omitted

    SECTION 6.15  Stockholder Approval.  The stockholders of the Company shall have approved the Merger in accordance with the MBCL and the Company's Articles of Organization.

    SECTION 6.16  Termination of Plans.  Prior to Closing, the Company shall cause to be terminated, in accordance with its applicable terms, the Company's Management Incentive Bonus Plan (and all awards issued and outstanding thereunder).

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF STOCKHOLDERS AND THE COMPANY

    The obligations of the Company hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

    SECTION 7.1  Representations and Warranties.  Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except that any representations and warranties qualified as to materiality shall be true and correct in all respects) on and as of the Closing Date.

    SECTION 7.2  Performance.  Parent and Merger Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent and Merger Sub at or before the Closing.

    SECTION 7.3  Orders and Laws.  There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

    SECTION 7.4  Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit the Company, Parent and Merger Sub to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given.

    SECTION 7.5  Parent and Merger Sub's Certificates.  Company shall have received from the Parent and Merger Sub a certificate dated the Closing Date and executed by the President or any Vice President of Parent and Merger Sub, in form and substance reasonably satisfactory to the Company, certifying that the conditions in Sections 7.1 and 7.2 have been fulfilled; and (b) a certificate, dated the Closing Date and executed by the Secretary of Parent and Merger Sub, in form and substance reasonably satisfactory to the Company, as to the authenticity of the actions of the respective Boards of Directors of Parent and Merger Sub authorizing the transactions contemplated herein and in the Operative Agreements. Certified copies of the Parent's and Merger Sub's articles of incorporation or organization and bylaws shall be attached to the secretary's certificate.

    SECTION 7.6  Opinion of Counsel.  Company and the Stockholders shall have received the opinion of Smith, Gambrell & Russell, counsel to Parent and Merger Sub, dated the Closing Date, in form and substance reasonably satisfactory to Company and the Stockholders.

    SECTION 7.7  Escrow Agreement.  Parent shall have executed and delivered to the Stockholder Representative the Escrow Agreement.

    SECTION 7.8  Registration Rights Agreement.  Parent shall have executed and delivered to the Stockholders receiving a portion of the Merger Consideration the Registration Rights Agreement.

    SECTION 7.9  Stockholder Approval.  The stockholders of the Company shall have approved the Merger in accordance with the MBCL and the Company's Articles of Organization.

ARTICLE VIII
SURVIVAL OF REPRESENTATIONS, WARRANTIES,
COVENANTS AND AGREEMENTS

    SECTION 8.1  Survival of Representations, Warranties, Covenants and Agreements.  Notwithstanding any right of Parent and Merger Sub (whether or not exercised) to investigate the affairs of the Company or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, the Stockholders, Parent and Merger Sub have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations and warranties of the parties contained in this Agreement will survive the Closing until the date which is twelve (12) months following the Closing Date, except that any representation or warranty that would otherwise terminate will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article IX on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article IX and in the Escrow Agreement. The covenants and agreements of the parties contained in this Agreement will survive the Closing until all obligations with respect thereto have been performed or shall have been terminated in accordance with their terms.

ARTICLE IX
INDEMNIFICATION

    SECTION 9.1  Indemnification.

      (a) Subject to the other Sections of this Article IX, the Parent Indemnified Parties shall be indemnified in respect of, and each of them shall be held harmless by the Escrow Fund from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to: (i) any breach of any representation and warranty by the Company contained in this Agreement (without giving effect to any materiality qualifications contained in any such representation or warranties); or (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of the Company contained in this Agreement;

      (b) Subject to the other Sections of this Article IX, Parent shall indemnify the Stockholder Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of any representation and warranty by Parent or Merger Sub contained in this Agreement (without giving effect to any materiality qualifications contained in any such representation or warranties); or (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of Parent or Merger Sub contained in this Agreement.

    SECTION 9.2  Method of Asserting Claims.  All claims for indemnification by any party entitled to indemnification under Section 9.1 (each an "Indemnified Party") against the Parent (in the case of claims for indemnification by any of the Stockholder Indemnified Parties) or against the Escrow Fund (in the case of claims for indemnification by any of the Parent Indemnified Parties) (each an "Indemnifying Party") shall be asserted and resolved in the manner provided in this Section 9.2 and in the Escrow Agreement. For purposes of this Section, in all instances where the Indemnifying Party is the Escrow Fund, the Stockholder Representative, acting in accordance with the provisions of the Escrow Agreement and the Investor Representation Letters, shall have the exclusive right, power and authority, in the name and on behalf of the Escrow Fund, to make any and all decisions and take any and all actions required or permitted to be taken by the Escrow Fund pursuant to this Section.

      (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 9.1 is asserted against or sought to be collected from such Indemnified Party by a Person other than a Stockholder, Parent, Merger Sub or any Affiliate of Parent (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party (and, if the claim is to be made against the Escrow Fund, to the Stockholder Representative). If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as reasonably practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 9.1 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

         (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 9.2(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party in a reasonable manner and in good faith to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this Section 9.2(a)(i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.2(a)(i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 9.1 with respect to such Third Party Claim.

        (ii) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party does not desire to defend the Third Party Claim pursuant to this Section 9.2(a), or if the Indemnifying Party gives notice that it desires to defend but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this Section 9.2(a)(ii) , if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 9.2(a)(ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.2(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

        (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 9.1 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.1 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with the terms of Article XII.

      (b) In the event any Indemnified Party should have a claim under Section 9.1 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party (and, if the claim is to be made against the Escrow Fund, to the Stockholder Representative). The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.1 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with the terms of Article XII.

    SECTION 9.3  Limits on Indemnification.

      (a) The Parent Indemnified Parties shall not be entitled to indemnification for Losses arising under Section 9.1(a), unless and until the aggregate of such Losses exceed $40,000, and then Parent Indemnified Parties shall be entitled to indemnification for all such Losses, not just the amount in excess of $40,000.

      (b) The Stockholder Indemnified Parties shall not be entitled to indemnification for Losses arising under Section 9.1(b)(i), unless and until the aggregate of such Losses exceed $40,000, and then Stockholder Indemnified Parties shall be entitled to indemnification for all such Losses, not just the amount in excess of $40,000.

      (c) Except for Losses based on fraud or willful misconduct (with respect to which there will be no limitation), all indemnification claims by the Parent Indemnified Parties hereunder shall be satisfied solely by delivery to Parent of certificates duly endorsed for transfer, representing Escrow Shares in accordance with and subject to the provisions of the Escrow Agreement. The number of Escrow Shares to be forfeited to Parent in payment of any Losses shall be determined by dividing (i) the aggregate dollar amount of such Losses, by (ii) the Parent Average Price, rounded to the nearest share. Escrow Shares shall be forfeited by the Stockholders on a pro rata basis. Any Escrow Shares forfeited pursuant to the provisions hereof shall be treated as an adjustment to the Merger Consideration.

      (d) Except for Losses based on fraud or willful misconduct, Parent's indemnification obligations hereunder shall be limited, in the aggregate, to an amount equal to (i) the Parent Shares multiplied by (ii) the Parent Average Price.

      (e) Notwithstanding any other provision of this Agreement, except for Losses based on fraud or willful misconduct, indemnification in the form of the forfeiture of Escrow Shares pursuant to this Section shall be the sole and exclusive remedy of the Parent Indemnified Parties for any breach of the representations or warranties of the Company contained in this Agreement

      (f)  Notwithstanding any other provision of this Agreement, except for Losses based on fraud or willful misconduct, indemnification pursuant to this Article shall be the sole and exclusive remedy of the Stockholder Indemnified Parties for any breach of the representations or warranties of Parent contained in this Agreement.

ARTICLE X
DEFINITIONS

    SECTION 10.1  Definitions.

      (a)  Defined Terms.  As used in this Agreement, the following defined terms shall have the meanings indicated below:

        "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

        "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

        "Agreement" means this Agreement and Plan of Merger and the Annexes and Exhibits, the Disclosure Schedule and the Schedules attached hereto, and the certificates delivered in accordance with Sections 6.6 and 7.5, as the same shall be amended from time to time.

        "Articles of Merger" has the meaning ascribed to it in Section 1.02.

        "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property Assets.

        "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

        "Balance Sheet" has the meaning ascribed to it in Section 2.7.

        "Books and Records" means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Governmental Authorizations, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

        "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of Georgia are authorized or obligated to close.

        "Business or Condition" with respect to any Person means the business, condition (financial or otherwise), results of operations, Assets and Properties and prospects of such Person taken as a whole.

        "Claim Notice" means written notification pursuant to Section 9.02(a) of a Third Party Claim as to which indemnity under Section 9.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 9.01, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

        "Closing" means the closing of the transactions contemplated by Section 1.01(b).

        "Closing Date" means the day of the Closing as set forth in Section 1.01(b).

        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        "Company" has the meaning ascribed to it in the forepart of this Agreement.

        "Company Common Stock" means the common stock, no par value per share, of the Company.

        "Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by the Company or an ERISA Affiliate of the Company.

        "Company Plan" means all Plans of which the Company or an ERISA Affiliate of the Company was a Plan Sponsor, or to which the Company or an ERISA Affiliate of the Company otherwise contributes or has contributed, or in which the Company or an ERISA Affiliate of the Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

        "Company Preferred Stock" means collectively the Company's Series A Participating Convertible Preferred Stock, $.01 par value per share, Series B Participating Convertible Preferred Stock, $.01 par value per share, Series C Participating Convertible Preferred Stock, $.01 par value per share and Series D Participating Convertible Preferred Stock, $.01 par value per share.

        "Company Stock Option Plan" means the Company's 1998 Stock Plan.

        "Company VEBA" means a VEBA whose members include employees of the Company or any ERISA Affiliate of the Company.

        "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

        "Copyrights" means all copyrights in both published and unpublished works (including without limitation in the Licensed Content), and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above.

        "Disclosure Schedule" means the record delivered to Parent by Company herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Company pursuant to this Agreement.

        "Dispute Period" means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

        "Effective Time" has the meaning ascribed to it in Section 1.02.

        "Environmental Laws" has the meaning ascribed to it in Section 2.23.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and the rules and regulations promulgated pursuant to that Act or such successor law.

        "ERISA Affiliate" means, with respect to the Company, any other person that, together with the Company, would be treated as a single employer under IRC § 414.

        "Escrow Agent" means First Union National Bank, N.A.

        "Escrow Fund" has the meaning ascribed to it in Section 1.7.

        "Escrow Shares" has the meaning ascribed to it in Section 1.7.

        "Financial Statements" has the meaning ascribed to it in Section 2.07.

        "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

        "Governmental Authorization" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

        "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

        "Hazardous Materials" has the meaning ascribed to it in Section 2.23.

        "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

        "Indemnified Party" has the meaning ascribed to it in Section 9.02.

        "Indemnifying Party" has the meaning ascribed to it in Section 9.02.

        "Indemnity Notice" means written notification pursuant to Section 9.02(b) of a claim for indemnity under Article IX by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

        "Intellectual Property Assets" means the Patents, Marks, Copyrights and Trade Secrets, to the extent exclusively owned, or expressly licensed by the Company pursuant to a written agreement, or used or exercised in the conduct of the Company's business, excluding any such items generally available to the public such as "off the shelf" software and the like.

        "Investor Representation Letter" has the meaning ascribed to it in Section 6.9.

        "IRC" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "IRS" means the United States Internal Revenue Service.

        "Knowledge"—an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

          (a) such individual is actually aware of such fact or other matter; or

          (b) a prudent individual holding such individual's position could be reasonably expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

      The Company will be deemed to have "Knowledge" of a particular fact or other matter if Jan Bruce, Bernie Breiter or Ron Turcotte have Knowledge of such fact or other matter.

        "Laws" means all laws, statutes, rules, regulations, principles of common law, ordinances, treaties and other pronouncements having the effect of law in the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

        "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

        "Licensed Content" means the content relating to conventional and alternative medicine that the Company licenses to its customers for display on their respective websites.

        "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

        "Loss" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

        "Mark" means the name "Integrative Medicine", all trade names, trade dress, logos, packaging design, slogans, registered and unregistered trademarks and service marks and applications.

        "Material Adverse Change" has the meaning ascribed to it in Section 2.09.

        "Merger" has the meaning ascribed to it in the forepart of this Agreement.

        "Merger Consideration" has the meaning ascribed to it in Section 1.07.

        "Merger Sub" has the meaning ascribed to it in the forepart of this Agreement.

        "MBCL" means the Business Corporation Law of the Commonwealth of Massachusetts, as amended.

        "Multiemployer Plan" has the meaning given in ERISA § 3(37)(A).

        "Nondisclosure Contracts" means all nondisclosure and/or confidentiality agreements entered into between the Company and Persons in connection with disclosures by the Company relating to the Products and the Intellectual Property Assets.

        "Operative Agreements" means this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Investor Representation Letters, the Employment Agreements and any and all other agreements referenced in this Agreement to be entered into in connection with the transactions contemplated herein.

        "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

        "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

        "Other Benefit Obligations" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC § 132.

        "Other Intangible" means all customer lists and telephone numbers, business strategies, outside analyst plans and reports, outlooks, forecasts and other similar documents.

        "Parent" has the meaning ascribed to it in the forepart of this Agreement.

        "Parent Average Price" shall be equal to the arithmetic average of the closing price of a share of Parent Common Stock as reported in The Wall Street Journal for the twenty (20) consecutive trading days ending on the third (3rd) Business Day immediately preceding the Closing.

        "Parent Common Stock" means the common stock, $.01 par value, of Parent.

        "Parent Indemnified Parties" means Parent and its officers, directors, employees, agents and Affiliates.

        "Parent Shares" has the meaning ascribed to it in Section 1.07.

        "Patent" means all patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented).

        "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

        "Pension Plan" has the meaning given in ERISA § 3(2)(A).

        "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of the Company.

        "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

        "Plan" has the meaning given in ERISA § 3(3).

        "Plan Sponsor" has the meaning given in ERISA § 3(16)(B).

        "Products" means the Company's products comprised of the Licensed Content, which represent all of the products offered for license or sale by the Company.

        "Qualified Plan" means any Plan that meets or purports to meet the requirements of IRC § 401(a).

        "Real Property" has the meaning ascribed to it in Section 2.15.

        "Resolution Period" means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

        "Restricted Territory" means the United States of America.

        "Rights" means all goodwill, franchises, licenses, permits, consents, approvals, technical information, telephone numbers, and claims of infringement against third parties.

        "SEC" means the Securities and Exchange Commission.

        "SEC Documents" has the meaning ascribed to it in Section 3.8.

        "Securities Act" has the meaning ascribed to it in Section 1.07(a).

        "Stockholders" means the holders of the outstanding capital stock of the Company.

        "Stockholder Indemnified Parties" means the Stockholders.

        "Stockholder Representative" means the representative of the Stockholders appointed pursuant to the Investor Representation Letters.

        "Shares" means the issued and outstanding shares of Company Common Stock and Company Preferred Stock.

        "Subsidiary" means any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such Person.

        "Surviving Corporation" has the meaning ascribed to it in Section 1.01(a).

        "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Tax" or "Taxes" means any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the IRC), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

        "Third Party Claim" has the meaning ascribed to it in Section 9.02(a).

        "Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. § 1301 et seq., other than Multiemployer Plans.

        "Trade Secrets" means all know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, code, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, manuals, passwords, documentation and backups.

        "Transaction Costs" means all fees and expenses incurred by the Stockholders and the Company in connection with this Agreement and the Merger, including fees and expenses of accountants, consultants and attorneys.

        "VEBA" means a voluntary employees' beneficiary association under IRC § 501(c)(9).

        "Welfare Plan" has the meaning given in ERISA § 3(1).

      (b)  Construction of Certain Terms and Phrases.  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practices of the Company. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE XI
TERMINATION

    SECTION 11.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time:

      (a) by written consent of the parties hereto duly authorized by the Boards of Directors of Parent and the Company; or

      (b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 2001 (provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

      (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

      (d) by Parent or the Company, respectively, (i) if any representation or warranty of the Company and Stockholders or Parent and Merger Sub, respectively, set forth in this Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of the Company and the Stockholders or Parent and the Merger Sub, respectively, set forth in this Agreement, such that in either case of (i) or (ii) above the conditions set forth in Section 6.1 or 6.2, or Section 7.1 or 7.2, as the case may be, would not be satisfied (either (i) or (ii) above being a "Terminating Breach"), provided, that, if such Terminating Breach is curable prior to December 31, 2001, by the Company and the Stockholders or Parent and the Merger Sub, as the case may be, through the exercise of its reasonable efforts and for so long as the Company and the Stockholders or Parent and the Merger Sub, as the case may be, continues to exercise such reasonable efforts, neither the Company and the Stockholders nor the Parent and the Merger Sub, respectively, may terminate this Agreement under this Section 11.1(d).

    SECTION 11.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or Stockholders except the provisions of Section 13.5 shall survive and nothing herein shall relieve any party from liability for any breach hereof.

ARTICLE XII
RESOLUTION OF DISPUTES

    SECTION 12.1  Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Atlanta, Georgia in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article XII. The interpretation and enforceability of this Article XII shall be governed exclusively by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Notwithstanding the foregoing, the parties may, in their discretion, apply to a court of competent jurisdiction for equitable relief to enforce the arbitration provisions of this Agreement.

    SECTION 12.2  Arbitrators.  If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $100,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one (1) neutral arbitrator.

    SECTION 12.3  Procedures; No Appeal.  The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

    SECTION 12.4  Authority.  The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s); provided, however, that in the absence of fraud or willful misconduct any and all arbitrator's awards in favor of the Parent or Merger Sub and any and all other financial obligations of the Company, the Stockholders or the Stockholder Representative pursuant to this Agreement or the Escrow Agreement (whether in the nature of reimbursement of expenses, indemnification or otherwise), shall be satisfied solely by forfeiture of Escrow Shares in accordance with the provisions of this Agreement and the Escrow Agreement in an amount determined by dividing (i) the aggregate dollar amount of the arbitrator's award or other amount required to be paid by the Company, the Stockholders or the Stockholder's Representative, as the case may be, by (ii) the Parent Average Price.

    SECTION 12.5  Entry of Judgment.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction.

    SECTION 12.6  Confidentiality.  All proceedings under this Section 12, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

    SECTION 12.7  Continued Performance.  The fact that the dispute resolution procedures specified in this Section 12 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of set off provided herein.

    SECTION 12.8  Tolling.  All applicable statutes of limitation shall be tolled while the procedures specified in this Section 12 are pending. The parties will take such action, if any, required to effectuate such tolling.

ARTICLE XIII
MISCELLANEOUS

    SECTION 13.1  Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by a nationally recognized overnight courier service or by facsimile transmission followed by registered or certified mail confirmation, to the parties at the following addresses or facsimile numbers:

    If to Parent or Merger Sub, to:

    A.D.A.M., Inc.
    1600 RiverEdge Parkway, Suite 800
    Atlanta, Georgia 30328
    Facsimile No.: (770) 955-6031
    Attn: Robert Cramer

    with a copy to:

    Smith, Gambrell & Russell, LLP
    Suite 3100, Promenade II
    1230 Peachtree Street, N.E.
    Atlanta, Georgia 30309-3592
    Facsimile No.: (404) 685-7024
    Attn: Michael E. Rubinger, Esq.

    If to the Company or Stockholders, to:

    Integrative Medicine Communications, Inc.
    1029 Chestnut Street
    Newton, MA 02464
    Facsimile No.: 617-641-2301
    Attn: Jan Bruce

    with a copy to:

    Duane, Morris & Heckscher, LLP
    470 Atlantic Avenue
    Boston, MA 02210
    Facsimile No.: 617-289-9201
    Attn: Martin B. Shulkin, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by a nationally recognized overnight courier service, be deemed given upon delivery, and (iii) if delivered by facsimile transmission followed by registered or certified mail confirmation, be deemed given upon receipt, (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

    SECTION 13.2  Entire Agreement.  This Agreement (including the Annexes and Exhibit hereto) and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

    SECTION 13.3  Expenses.  Company, on the one hand, and Parent and Merger Sub, on the other, each will be responsible for its own costs and expenses incurred in connection with the Merger.

    SECTION 13.4  Public Announcements.  At all times at or before the Closing, the Company, Stockholders, Merger Sub and Parent will not issue or make any reports, statements or releases to the public or generally to the employees, customers, licensors or other Persons with whom the Company otherwise has a significant business relationship with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties hereto, which consent shall not be unreasonably withheld. If any party is unable to obtain the approval of its public report, statement or release from the other parties and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. The Company and Parent will also obtain each other's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

    SECTION 13.5  Further Assurances; Post-Closing Cooperation.

      (a) At any time or from time to time after the Closing, Company shall execute and deliver to Parent and Merger Sub such other documents and instruments, provide such materials and information and take such other actions as Parent or Merger Sub may reasonably request to carry out the terms of this Agreement and, to the full extent permitted by Law, to put Parent in actual possession and operating control of the Company and its Assets and Properties and Books and Records, and otherwise to cause Company to fulfill its respective obligations under this Agreement and the Operative Agreements to which either or both is a party.

      (b) Following the Closing, each party will afford each other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business or Condition of the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any Indemnified Party or (v) in connection with any actual or threatened Action or Proceeding. Further, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to each other party and each other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

      (c) Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this Section shall be subject to applicable rules relating to discovery.

    SECTION 13.6  Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

    SECTION 13.7  Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

    SECTION 13.8  Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person, other than (a) the Stockholders, (b) any Person entitled to indemnity under Article IX, and (c) Jan Bruce. The Stockholders shall be third party beneficiaries of this Agreement for all purposes, and Jan Bruce shall be a third party beneficiary of this Agreement for purposes of Section 5.2(b).

    SECTION 13.9  No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

    SECTION 13.10  Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

    SECTION 13.11  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia applicable to a Contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

    SECTION 13.12  Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

    IN WITNESS WHEREOF, each party has executed and delivered this Agreement, or has caused this Agreement to be executed and delivered on its behalf by a representative duly authorized, as of the date first above written.

A.D.A.M., INC.
	By:	/s/ Robert S. Cramer, Jr.
	Name:	Robert S. Cramer, Jr.
	Title:	CEO
IM ACQUISITION SUB, INC.
	By:	/s/ Robert S. Cramer, Jr.
	Name:	Robert S. Cramer, Jr.
	Title:	President
	By:	/s/ Rafe Payne
	Name:	Rafe Payne
[SEAL]	Title:	Treasurer
INTEGRATIVE MEDICINE COMMUNICATIONS, INC.
	By:	/s/ Janesse T. Bruce
	Name:	Janesse T. Bruce
	Title:	President
	By:	/s/ Terence P. Driscoll
	Name:	Terence P. Driscoll
[SEAL]	Title:	Treasurer

ANNEX "A"

ALLOCATION OF MERGER CONSIDERATION

ANNEX A
ALLOCATION OF MERGER CONSIDERATION

CONSIDERATION TO BE ALLOCATED: 470,000

	OUTSTANDING		ALLOCATION
COMMON STOCK
JAN BRUCE	660,800	7.3%	0
TERRY DRISCOLL	454,400	5.0%	0
TOM WOLFE	256,000	2.8%	0
WENDY BOSWELL	224,000	2.5%	0
BETH DILL	224,000	2.5%	0
GEORGE STAMATHIS	128,000	1.4%	0
OPTION POOL	52,000	0.6%	0
TOTAL COMMON STOCK	1,999,200	22.1%	0
PREFERRED STOCK:
SERIES A PREFERRED
ASCENT VENTURE PARTNERS I, L.P.	128,000	1.4%	0
ASCENT VENTURE PARTNERS II, L.P.	512,000	5.7%	0
IDP VENTURES GMBH & CO. KG	160,000	1.8%	0
IDP INVESTMENTS, INC.	160,000	1.8%	0
TOTAL SERIES A PREFERRED	960,000	10.6%	0
SERIES B PREFERRED
ASCENT VENTURE PARTNERS I, L.P.	356,361	3.9%	0
ASCENT VENTURE PARTNERS II, L.P.	1,425,450	15.8%	0
IDP VENTURES GMBH & CO. KG	445,033	4.9%	0
IDP INVESTMENTS, INC.	445,033	4.9%	0
HEALTH BUSINESS PARTNERS, LLC	1,318,295	14.6%	0
CITIZENS CAPITAL, INC.	404,191	4.5%	0
CYNTHIA EGDAHL	25,000	0.3%	0
TOTAL SERIES B PREFERRED	4,419,363	49.0%	0
SERIES C PREFERRED
ASCENT VENTURE PARTNERS I, L.P.	89,533	1.0%	0
ASCENT VENTURE PARTNERS II, L.P.	358,132	4.0%	0
IDP VENTURES GMBH & CO. KG	111,152	1.2%	0
IDP INVESTMENTS, INC.	111,152	1.2%	0
HEALTH BUSINESS PARTNERS, LLC	242,219	2.7%	0
CITIZENS CAPITAL, INC.	74,255	0.8%	0
TOTAL SERIES C PREFERRED	986,443	10.9%	0
SERIES D PREFERRED
ASCENT VENTURE PARTNERS I, L.P.	60,571	0.7%	42,995
ASCENT VENTURE PARTNERS II, L.P.	242,284	2.7%	171,981
IDP VENTURES GMBH & CO. KG	75,594	0.8%	53,659
IDP INVESTMENTS, INC.	75,594	0.8%	53,659
WELLNESS VENTURE FAMILY LP	159,248	1.8%	113,039
CITIZENS CAPITAL, INC.	48,839	0.5%	34,667
TOTAL SERIES D PREFERRED	662,130	7.3%	470,000
TOTAL PREFERRED STOCK	7,027,936	77.9%	470,000
TOTAL STOCK	9,027,136	100.0%	470,000

Adam—Annex A to IM Merger Agmt

Exhibit A

ESCROW AGREEMENT

    THIS ESCROW AGREEMENT, dated as of December 3, 2001 ("Escrow Agreement"), is by and between A.D.A.M., INC., a Georgia corporation ("Depositor"); IDP INVESTMENTS, INC., a Delaware corporation ("Stockholder Representative"); and FIRST UNION NATIONAL BANK, a national banking association, as Escrow Agent hereunder ("Escrow Agent").

BACKGROUND

    A.  Depositor, Integrative Medicine Communications, Inc. (the "Company"), and certain other parties have entered into an Agreement and Plan of Merger (the "Underlying Agreement"), dated as of December 3, 2001. Capitalized terms used herein and not defined shall have the respective meanings assigned thereto in the Underlying Agreement.

    B.  The Underlying Agreement provides that Depositor shall place 235,000 unregistered shares of $0.01 par value common stock of Depositor (the "Escrow Shares") in a segregated escrow account to be held and distributed by Escrow Agent in accordance with the terms of this Escrow Agreement.

    C.  Escrow Agent has agreed to accept, hold, and distribute the Escrow Shares deposited with it in accordance with the terms of this Escrow Agreement.

    D.  The Stockholder Representative has been appointed to act on behalf of those stockholders of the Company receiving a portion of the Merger Consideration pursuant to the Underlying Agreement (each a "Stockholder" and collectively the "Stockholders") for all purposes in connection with the Escrow Shares to be deposited with Escrow Agent, the Underlying Agreement, and this Escrow Agreement.

    E.  Depositor has appointed the Depositor Representative (as defined below) to represent it for all purposes in connection with the Escrow Shares to be deposited with Escrow Agent and this Escrow Agreement.

    F.  In order to establish the escrow of the Escrow Shares and to effect the provisions of the Underlying Agreement, the parties hereto have entered into this Escrow Agreement.

STATEMENT OF AGREEMENT

    NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

    1.  Definitions.  The following terms shall have the following meanings when used herein:

      "Depositor Representative" shall mean Robert Cramer or any other person designated in a writing signed by Depositor and delivered to Escrow Agent and the Stockholder Representative in accordance with the notice provisions of this Escrow Agreement, to act as its representative under this Escrow Agreement.

      "Escrow Shares" shall mean the 235,000 unregistered shares of $0.01 par value common stock of Depositor deposited with Escrow Agent pursuant to this Agreement.

      "Escrow Period" shall mean the period commencing on the date hereof and ending on the twelve-month anniversary of the date hereof; provided, that the Escrow Period shall not terminate with respect to all or any portion of the Escrow Shares which are the subject of a "Pending Claim" (as such term is defined in Section 4(c) below), if a Payment Certificate with respect to such claim shall have been timely given in accordance with the provisions of this Escrow Agreement, until the applicable claim has been satisfied or otherwise resolved as provided herein.

      "Excess Payment Certificate" shall mean a certificate, signed by the Depositor Representative and received by the Escrow Agent prior to the Initial Release Date, (i) stating that the Closing Date Statement reflected an Excess entitling the Depositor to receive Excess Shares from the Escrow Fund pursuant to Section 1.11 of the Underlying Agreement, and (ii) setting forth (A) the amount of such claimed Excess, (B) the Parent Average Price, and (C) the number of Excess Shares to which the Depositor believes it is entitled pursuant to Section 1.11 of the Underlying Agreement. The Excess Payment Certificate shall be accompanied by a copy of the Closing Date Statement.

      "Expense Reimbursement Payment Certificate" shall mean a certificate, signed by the Depositor Representative and received by the Escrow Agent prior to the end of the Escrow Period, (i) stating that the Depositor is entitled, pursuant to either the Underlying Agreement or this Agreement, to be reimbursed by the Escrow Fund for specified fees, expenses and/or indemnification payments paid or required to be made by the Depositor, (ii) setting forth the amounts of the fees, expenses and/or indemnification payments for which it is seeking reimbursement hereunder, (iii) identifying the applicable provisions of the Underlying Agreement or this Agreement giving rise to such reimbursement obligations on the part of the Escrow Fund, (iv) setting forth in reasonable detail the facts and circumstances giving rise to such fees, expenses or indemnification obligations, and (v) stating the Parent Average Price and the number of Excess Shares to which the Depositor believes it is entitled.

      "Indemnification Payment Certificate" shall mean a certificate, signed by the Depositor Representative and received by the Escrow Agent prior to the end of the Escrow Period, (i) stating that Depositor (or a Parent Indemnified Party) has suffered, incurred or sustained Losses for which it is entitled to indemnification pursuant to the Underlying Agreement, (ii) setting forth the amount of such Losses, (iii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the calculation of such amount or amounts and the factual basis of such claim; and (iv) stating the Parent Average Price and the number of Escrow Shares to which the Depositor believes it is entitled pursuant to Article IX of the Underlying Agreement.

      "Joint Written Direction" shall mean a written direction executed by the Representatives and directing Escrow Agent to distribute all or a portion of the Escrow Shares or to take or refrain from taking an action pursuant to this Escrow Agreement.

      "Parent Average Price" shall be equal to the arithmetic average of the closing price of a share of Depositor's Common Stock as reported in The Wall Street Journal for the twenty (20) consecutive trading days ending on the third (3rd) Business Day immediately preceding the Closing.

      "Representatives" shall mean the Depositor Representative and the Stockholder Representative.

    2.  Appointment of and Acceptance by Escrow Agent.  Depositor and the Representatives hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt of the Escrow Shares in accordance with Section 3 below, agrees to hold and distribute the Escrow Shares in accordance with this Escrow Agreement.

    3.  Creation of Escrow.  Concurrently with the execution hereof, Depositor has delivered the certificates representing the Escrow Shares to Escrow Agent. The Escrow Shares shall be (i) registered in the name of the respective Stockholders in the denominations set forth on Schedule A attached hereto and (ii) accompanied by five (5) stock powers endorsed in blank from each of the Stockholders.

2

    4.  Distributions of Escrow Shares.

      a.  Joint Written Direction.  Escrow Agent shall distribute Escrow Shares, at any time and from time to time, in accordance with a Joint Written Direction.

      b.  Distributions Pursuant to Section 5.  Escrow Agent shall distribute Escrow Shares in accordance with the dispute resolution procedures set forth in Section 5 below.

      c.  Interim Release of Escrow Shares.  On the 31st day following the Closing Date (the "Initial Release Date"), or as promptly as practicable thereafter, Escrow Agent shall, without any further instruction or direction from the Representatives, distribute 94,000 of the Escrow Shares to the Stockholder Representative, less the sum of (i) any Escrow Shares previously released from escrow and delivered to the Depositor Representative pursuant to this Escrow Agreement, and (ii) an additional number of Escrow Shares sufficient to satisfy all then pending claims for Escrow Shares made by Depositor ("Pending Claims") pursuant to "Payment Certificates" (as defined in Section 5(a) below) submitted by Depositor prior to the Initial Release Date pursuant to Section 5(a) hereof (if any). Upon the final determination of any Pending Claims prior to the expiration of the Escrow Period, the Escrow Shares being held pending such determination shall be promptly distributed by the Escrow Agent in accordance with the terms of this Escrow Agreement.

      d.  Expiration of Escrow Period.  Upon the expiration of the Escrow Period, Escrow Agent shall, as promptly as practicable, without any further instruction or direction from the Representatives, distribute all of the Escrow Shares then remaining in escrow hereunder to the Stockholder Representative, less a number of Escrow Shares sufficient to satisfy all Pending Claims (if any). Upon the final determination of any Pending Claims, the Escrow Shares being held pending such determination shall be distributed by the Escrow Agent in accordance with the terms of this Escrow Agreement.

    5.  Claims Upon Escrow Account.

      a.  Depositor Claim.  Upon receipt by the Escrow Agent of (i) an Excess Payment Certificate at any time prior to the Initial Release Date, or (ii) an Expense Reimbursement Payment Certificate or an Indemnification Payment Certificate at any time on or before the last day of the Escrow Period (each a "Payment Certificate" and collectively "Payment Certificates"), the Escrow Agent shall, subject to the provisions of subsection b. below, deliver to the Depositor Representative, as promptly as practicable, the number of Escrow Shares claimed by the Depositor Representative pursuant to such Payment Certificate.

      b.  Objections to Claims.  At the time of delivery of any Payment Certificate to the Escrow Agent, duplicate copies of such certificate shall be delivered to the Stockholder Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Depositor Representative of any Escrow Shares pursuant to subsection a. above unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of Escrow Shares in accordance with subsection a.; provided, however, that no such delivery may be made if the Stockholder Representative shall object in a written statement to the claim made in the Payment Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

      c.  Grounds for Objections.  The Stockholder Representative shall not object to any claim unless: (i) it believes in good faith that (A) with respect to the Excess Payment Certificate, the Parent is not entitled all or any portion of the Excess Shares specified therein, or (B) with respect to any Expense Reimbursement Payment Certificate, the Parent is not entitled be reimbursed for all or any portion of the fees, expenses or indemnification payments specified therein, or (C) with

3

  respect to any Indemnification Payment Certificate, the Indemnified Party is not entitled to be indemnified with respect to all or any portion of the Losses specified therein; or (ii) it lacks sufficient information to assess the validity or amount of the claim. If the Stockholder Representative objects to a claim on the basis that it lacks sufficient information, it shall promptly request from the Depositor Representative any additional information reasonably necessary in order for it to assess such claim and the Depositor Representative shall, to the extent the Depositor Representative reasonably can, provide the additional information reasonably requested. Upon receipt of such additional information, the Stockholder Representative shall review it as soon as reasonably practicable and notify the Depositor Representative and the Escrow Agent of any withdrawal or modification of the objection.

      d.  Resolution of Conflicts.  In case Stockholder Representative shall object in writing to any claim or claims made in any Payment Certificate within thirty (30) days after delivery of such Payment Certificate, Stockholder Representative and Depositor Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Stockholder Representative and Depositor Representative should so agree, a Joint Written Direction setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of the written objection by the Stockholder Representative, the matter shall be settled by arbitration in accordance with Article XII of the Underlying Agreement or, in the case of a disagreement involving the Excess Payment Certificate, Section 1.11(c) of the Underlying Agreement.

      e.  Satisfaction of Arbitrator's Awards or Other Financial Obligations of the Stockholder Representative.  Notwithstanding any other provision of this Escrow Agreement, it is understood and agreed that any and all arbitrator's awards required to be paid by the Stockholder Representative hereunder, as well as any and all other financial obligations of the Stockholder Representative pursuant to this Agreement (whether in the nature of reimbursement of expenses, indemnification or otherwise), shall be satisfied solely by forfeiture of Escrow Shares in accordance with the provisions of this Escrow Agreement. The Escrow Agent shall release from escrow and pay to Depositor Representative the number, if any, of Escrow Shares determined by dividing (i) the aggregate dollar amount of the arbitrator's award or other amount required to be paid by the Stockholder's Representative hereunder, by (ii) the Parent Average Price.

    6.  Dividends and Distributions; Voting Rights.  Notwithstanding the escrow of the Escrow Shares, dividends or other distributions declared and paid on such shares shall continue to be paid by Depositor to the respective Stockholders in whose names the Escrow Shares are registered and all voting rights with respect to such shares shall inure to the benefit of and be enjoyed by such Stockholders. Any securities received by the Escrow Agent in respect of any Escrow Shares as a result of any stock split, reclassification, subdivision or combination of shares, payment of a stock dividend or other stock distribution, or change of shares into any other securities pursuant to or as part of a merger, consolidation, reorganization, or liquidation of Depositor, or otherwise, shall be held by the Escrow Agent as, and shall be included within the definition of, Escrow Shares.

    7.  Suspension of Performance; Distribution Into Court.  If at any time Escrow Agent is unable to determine, to Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Shares or Escrow Agent's proper actions with respect to its obligations hereunder, or if the Representatives have not within 30 days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 9 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

      a.  suspend the performance of any of its obligations (including without limitation any distribution obligations) under this Escrow Agreement until such dispute or uncertainty shall be

4

  resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be); and/or

      b.  petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required by law, transfer to such court, for holding and disposition in accordance with the instructions of such court, all of the Escrow Shares.

Escrow Agent shall have no liability to Depositor, the Stockholders or any other person with respect to any such suspension of performance or distribution into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the distribution of the Escrow Shares or any delay in or with respect to any other action required or requested of Escrow Agent.

    8.  Distributions of Escrow Shares.  All distributions of Escrow Shares authorized hereunder shall be made by the Escrow Agent to the applicable Representative at the address set forth in Section 14. In the event of the distribution of less than all of the then-remaining Escrow Shares to Depositor pursuant to the terms of this Escrow Agreement, Depositor will cause its transfer agent promptly to prepare and deliver to the Escrow Agent new certificates representing the balance of the Escrow Shares.

    9.  Resignation and Removal of Escrow Agent.  Escrow Agent may resign from the performance of its duties hereunder at any time by giving ten (10) days' prior written notice to the Representatives or may be removed, with or without cause, by the Representatives, acting jointly by furnishing a Joint Written Direction to Escrow Agent, at any time by the giving of ten (10) days' prior written notice to Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided hereinbelow. Upon any such notice of resignation or removal, the Representatives jointly shall appoint a successor Escrow Agent hereunder. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement. The retiring Escrow Agent shall transmit the Escrow Shares and all records pertaining to the Escrow Shares to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable.

    10.  Liability of Escrow Agent.

      (a) Escrow Agent shall have no liability or obligation with respect to the Escrow Shares except for Escrow Agent's bad faith, willful misconduct or negligence. Escrow Agent's sole responsibility shall be for the safekeeping and distribution of the Escrow Shares in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Shares, this Escrow Agreement or the Underlying Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the

5

  construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Depositor shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel, and shall be entitled to receive from the Escrow Fund, as reimbursement for one-half of such fees and expenses so paid, that number of Escrow Shares determined by dividing (i) one-half of the amount of such fees and expenses so paid, by (ii) the Parent Average Price.

      (b) The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Shares, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Shares is at any time attached, garnished or levied upon under any court order, or in case the assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

    11.  Indemnification of Escrow Agent.

      (a) From and at all times after the date of this Escrow Agreement, Depositor shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Depositor or Stockholder Representative, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the negligence, bad faith or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify Depositor and Stockholder Representative in writing, and Depositor shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by such Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party, except that Depositor shall be required to pay such fees and expenses if (a) Depositor agrees to pay such fees and expenses, (b) Depositor shall fail to assume the defense of such action or proceeding, (c) Depositor or Stockholder Representative is the plaintiff in any such action or proceeding or

6

  (d) the named or potential parties to any such action or proceeding (including any potentially impleaded parties) include both Indemnified Party and Stockholder Representative and/or Depositor, and Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Stockholder Representative or Depositor. Depositor shall be liable to pay fees and expenses of counsel pursuant to the preceding sentence. All such fees and expenses payable by Depositor pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by upon demand by such Indemnified Party. The obligations of Depositor and Stockholder Representative under this Section 11 shall survive any termination of this Escrow Agreement.

      (b) Upon payment by the Depositor of any losses, damages, costs or expenses pursuant to subparagraph (a) above, Depositor shall be entitled to receive from the Escrow Shares, as reimbursement for one-half of any amounts so paid, that number of Escrow Shares determined by dividing (i) one-half of the amounts so paid, by (ii) the Parent Average Price.

      (c) The parties agree that the payment by Depositor of any claim by Escrow Agent for indemnification hereunder shall not impair, limit, modify, or affect, as between Depositor, the Escrow Fund and the Stockholder Representative, the respective rights and obligations of Depositor, on the one hand, and the Escrow Fund and the Stockholder Representative, on the other hand, under the Underlying Agreement.

7

    12.  Fees and Expenses of Escrow Agent.  Depositor shall compensate Escrow Agent for its services hereunder in accordance with Schedule B attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. All of the compensation and reimbursement obligations set forth in this Section 12 shall be paid by Depositor, and shall be payable, upon demand by Escrow Agent. Upon payment by the Depositor of such compensation and reimbursement obligations, Depositor shall be entitled to receive from the Escrow Shares, as reimbursement for one-half of any amounts so paid, that number of Escrow Shares determined by dividing (i) one-half of the amounts so paid, by (ii) the Parent Average Price. The obligations of Depositor under this Section 12 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

    13.  Representations and Warranties; Legal Opinions.

      a.  Depositor makes the following representations and warranties to Escrow Agent:

         (i) Depositor is a corporation duly organized, validly existing, and in good standing under the laws of Georgia, and has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder.

        (ii) This Escrow Agreement has been duly approved by all necessary corporate action of Depositor, including any necessary shareholder approval, has been executed by a duly authorized officer of Depositor, and constitutes a valid and binding agreement of Depositor, enforceable in accordance with its terms.

        (iii) The execution, delivery, and performance by Depositor of this Escrow Agreement is in accordance with the Underlying Agreement and will not violate, conflict with, or cause a default under the articles of incorporation or bylaws of Depositor, any applicable law or regulation, any court order or administrative ruling or decree to which Depositor is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including without limitation the Underlying Agreement, to which Depositor is a party or any of its property is subject.

        (iv) Robert Cramer has been duly appointed to act as the representative of Depositor hereunder and has full power and authority to execute, deliver, and perform this Escrow Agreement, to execute and deliver any Joint Written Direction, to amend, modify or waive any provision of this Agreement and to take any and all other actions as the Depositor Representative under this Agreement, all without further consent or direction from, or notice to, Depositor or any other party.

        (v) No party other than the parties hereto have, or shall have, any lien, claim or security interest in the Escrow Shares or any part thereof created through Depositor. To Depositor's knowledge, no financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Shares or any part thereof.

        (vi) All of the representations and warranties of Depositor contained herein are true and complete as of the date hereof and will be true and complete at the time of any distribution from the Escrow Shares.

      b.  Stockholder Representative makes the following representations and warranties to Escrow Agent:

         (i) Stockholder Representative is a corporation/partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full power

8

    and authority to execute and deliver this Escrow Agreement and to act on behalf of the Stockholders and perform its obligations hereunder;

        (ii) This Escrow Agreement has been duly approved by all necessary corporate action of Stockholder Representative, has been executed by duly authorized officers of Stockholder Representative, and constitutes a valid and binding agreement of Stockholder Representative, enforceable in accordance with its terms.

        (iii) The execution, delivery, and performance by Stockholder Representative of this Escrow Agreement is in accordance with the Underlying Agreement and will not violate, conflict with, or cause a default under the articles of incorporation or bylaws of Stockholder Representative, any applicable law or regulation, any court order or administrative ruling or decree to which Stockholder Representative is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including without limitation the Underlying Agreement, to which Stockholder Representative is a party or any of its property is subject.

        (iv) Stockholder Representative has full power and authority to execute, deliver, and perform this Escrow Agreement, to execute and deliver any Joint Written Direction, to amend, modify or waive any provision of this Agreement and to take any and all other actions as the Stockholder Representative under this Agreement, all without further consent or direction from, or notice to, any party (other than the Stockholders).

        (v) No party other than the parties hereto have, or shall have, any lien, claim or security interest in the Escrow Shares or any part thereof created through Stockholder Representative. To Stockholder Representative's knowledge, no financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Shares or any part thereof.

        (vi) All of the representations and warranties of Stockholder Representative contained herein are true and complete as of the date hereof and will be true and complete at the time of any distribution of the Escrow Shares.

    14.  Notice.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by a nationally recognized overnight courier service or by facsimile transmission followed by registered or certified mail confirmation, to the parties at the following addresses or facsimile numbers:

    If to Depositor or Depositor Representative, to:

    A.D.A.M., Inc.
    1600 RiverEdge Parkway, Suite 800
    Atlanta, Georgia 30328
    Facsimile No.: (770) 955-6031
    Attn: Robert Cramer

    with a copy to:

    Smith, Gambrell & Russell, LLP
    Suite 3100, Promenade II
    1230 Peachtree Street, N.E.
    Atlanta, Georgia 30309-3592
    Facsimile No.: (404) 685-7024
    Attn: Michael E. Rubinger, Esq.

9

    If to the Stockholder Representative, to:

    IDP Investments, Inc.
    211 Congress Street, 2nd Floor
    Boston, MA 02110
    Facsimile No.: 617-650-7222
    Attn: Robert H. Reilly

    with a copy to:

    Duane, Morris & Heckscher LLP
    470 Atlantic Avenue, Suite 500
    Boston, MA 02210
    Facsimile No.: 617-289-9201
    Attn: Martin B. Shulkin, Esq.

    If to the Escrow Agent at:

    First Union National Bank as Escrow Agent
    ATTENTION: Corporate Trust
    999 Peachtree Street—11th Floor
    Atlanta, Georgia 30309
    Facsimile Number: (404) 827-7305

or to such other address as each party may designate for itself by like notice.

    15.  Amendment or Waiver.  This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by Depositor, the Stockholder Representative and Escrow Agent. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

    16.  Severability.  To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

    17.  Governing Law.  This Escrow Agreement shall be construed and interpreted in accordance with the internal laws of the State of Georgia without giving effect to the conflict of laws principles thereof.

    18.  Entire Agreement.  This Escrow Agreement, along with the Underlying Agreement, constitutes the entire agreement between the parties relating to the holding and distribution of the Escrow Shares and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Shares. In the event of any conflict between the terms of this Escrow Agreement (other than those terms that affect the rights, duties or obligations of the Escrow Agent, which shall be governed exclusively by this Escrow Agreement) and the Underlying Agreement, the Underlying Agreement shall prevail.

    19.  Binding Effect.  All of the terms of this Escrow Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective heirs, successors and assigns of Depositor, the Stockholder Representative and Escrow Agent.

    20.  Execution in Counterparts.  This Escrow Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction.

10

    21.  Termination.  Upon the distribution of all of the Escrow Shares pursuant to the terms hereof, this Escrow Agreement shall terminate and Escrow Agent shall have no further obligation or liability whatsoever with respect to this Escrow Agreement or the Escrow Shares.

    22.  Dealings.  The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of the Depositor or Stockholder Representative and become pecuniarily interested in any transaction in which the Depositor or Stockholder Representative may be interested, and contract and lend money to the Depositor or Stockholder Representative and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Depositor or Stockholder Representative or for any other entity.

    23.  Tax Reporting.  The Depositor and the Stockholder Representative agree that the Escrow Agent will not be responsible for the preparation and mailing of IRS Form 1099 or any other tax reporting, if necessary.

11

    IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed under seal as of the date first above written.

A.D.A.M., INC.
By:
Title:
STOCKHOLDER REPRESENTATIVE
By:
Title:
FIRST UNION NATIONAL BANK as Escrow Agent
By:
Title:

12

SCHEDULE A

ESCROWED SHARES

Ascent Venture Partners I, L.P.	21,498
Ascent Venture Partners II, L.P.	85,990
IDP Ventures GMBH & Co. KG	26,830
IDP Investments, Inc.	26,829
Wellness Venture Family Limited Partnership	56,520
Citizens Capital, Inc.	17,333

SCHEDULE B

FEES PAYABLE TO ESCROW AGENT

Acceptance Fee:	Waived
Annual Escrow Agent Fee:	$1,000

    Acceptance of the Appointment is subject to terms of the transaction and document provisions being satisfactory to First Union National Bank.

    The Acceptance Fee and the Annual Escrow Fee are payable upon execution of the escrow documents. In the event the escrow is not funded, the Acceptance Fee and all related expenses will not be refunded. Annual fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination.

    All out-of-pocket expenses, including, but not limited to, attorney fees and expenses, accountant fees and expenses, legal notice publication, environmental surveys, travel expenses, postage, registered mail and insurance costs, courier charges, will be billed separately.

    The fees quoted in this schedule apply to services ordinarily rendered in the administration of an Escrow Account and are subject to reasonable adjustment based on final review of documents, or when the Agent is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Services in addition to and not contemplated in this Agreement, including, but not limited to, document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as extraordinary expenses.

    Unless otherwise indicated, the above fees provide for the establishment of one account. Additional sub-accounts governed by the same Escrow Agreement may incur an additional charge.

Exhibit B

INVESTOR REPRESENTATION LETTER

December 3, 2001

Ladies and Gentlemen:

    On the terms and subject to the conditions of that certain Agreement and Plan of Merger dated as of December 3, 2001 (the "Merger Agreement") among A.D.A.M., Inc., a Georgia corporation ("Parent"), IM Acquisition Sub, Inc., a Massachusetts corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Integrative Medicine Communications, Inc., a Massachusetts corporation (the "Company"), Merger Sub will merge with and into the Company, with the Company being the surviving corporation, and as a result of such merger the Company will become a wholly owned subsidiary of Parent (the "Merger'). As a condition to Parent's willingness to consummate the Merger, the undersigned stockholder of the Company hereby represents and warrants to Parent, as of the date of execution of the Merger Agreement and as of the Closing Date, and covenants and agrees with Parent, as follows in this Investor Representation Letter (this "Agreement") (capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement):

    1.  Ownership

    The undersigned owns, beneficially and of record, the shares of Company Series D Preferred Stock ("Company Securities") set forth opposite the undersigned's name in Annex A hereto, free and clear of any Liens. The undersigned acknowledges and understands that the Escrow Shares will be used to satisfy any indemnification claims of the Parent Indemnified Parties under Section 9.1(a) of the Merger Agreement.

    2.  Representations and Warranties

    (a) The undersigned has full power and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby.

    (b) Upon the execution and delivery by the undersigned, this Agreement will constitute the legal, valid and binding obligation of the undersigned enforceable against the undersigned in accordance with the terms herein.

    (c) The undersigned represents and warrants that, with respect to the Company Securities owned by the undersigned, he, she or it has, and immediately prior to the Closing Date will have, good and indefeasible title to such Company Securities, free and clear of all Liens and free and clear of all restrictions on transfer, except for those imposed by the Securities Act and all applicable state securities laws.

    (d) The execution and delivery by the undersigned of this Agreement does not, and the performance the undersigned of his, her or its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

       (i) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the undersigned or his, her or its Assets and Properties; or

      (ii) result in a breach of, constitute a default under, require the undersigned to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any Contract by which any of the respective Assets and Properties of the undersigned are bound.

    (e) The undersigned is an "accredited investor" as defined in Regulation D of the Securities Act of 1933, as amended (the "Securities Act").

    (f)  The Parent Common Stock is being acquired by the undersigned for investment for his or her own account, not as a nominee or agent, and not with a view to the distribution of any part thereof;

the undersigned has no present intention of selling, granting any participation in or otherwise distributing any of the Parent Common Stock in a manner contrary to the Securities Act or to any applicable state securities laws.

    (g) For purposes of the application of state securities laws, the undersigned is a resident of the state set forth in the signature page hereof.

    (h) The undersigned is aware that the undersigned must continue to bear the economic risk of the investment in Parent Common Stock for an indefinite time. The undersigned is further aware that the shares of Parent Common Stock issued to the undersigned are "restricted securities" under federal securities laws in that they are being acquired from Parent in a transaction not involving a public offering and that under such laws such shares may be resold under the Securities Act only if (i) there is in effect a registration statement under the Securities Act covering such disposition and such disposition is made in accordance with such registration statement or (ii) if the undersigned is notified by Parent that such disposition does not require registration under the Securities Act.

    (i)  The undersigned has been furnished with all information which the undersigned deems necessary to evaluate the merits and risks of acquiring the shares of Parent Common Stock issuable to the undersigned in the Merger; the undersigned has had the opportunity to ask questions and receive answers concerning the information received about the shares of Parent Common Stock being issued to the undersigned in connection with the Merger; the undersigned has been given the opportunity to obtain any additional information the undersigned deems necessary to verify the accuracy of any information obtained concerning the Parent Common Stock.

    (j)  The undersigned consents to the placing of a legend on the certificate representing shares of Parent Common Stock issued to the undersigned stating that the shares have not been registered and setting forth the restrictions on transfer contemplated hereby and to the placing of a stop transfer order with Parent's transfer agent against the shares until the shares may be legally resold or distributed.

    3.  Waiver of Rights Relating to Company Capital Stock; Waiver of Statutory Appraisal Rights

    The undersigned hereby (a) irrevocably and forever waives, effective immediately prior to and contingent upon the Closing, all rights of first refusal, rights of first offer, preemptive rights and any other rights of the undersigned relating to the transfer or purchase of Company Securities, whether or not such rights are in writing, and (b) irrevocably waives and agrees not to assert any appraisal rights or any substantively similar remedy that may be available to the undersigned under the laws of the Commonwealth of Massachusetts or other applicable law as a result of, or in connection with, the Merger or any prior transaction involving the Company or any predecessor.

    4.  Appointment of Stockholder Representative

    (a) Subject to the provisions of this paragraph, the undersigned hereby irrevocably authorizes and appoints IDP Investments, Inc. as its Stockholder Representative, with full power of substitution and resubstitution, as the undersigned's representative and true and lawful attorney-in-fact and the agent to act in the undersigned's name, place and stead with respect to all matters arising in connection with the Merger Agreement, including without limitation the authority, subject to obtaining Majority Approval (as defined below) as hereinafter provided, to: (a) negotiate, determine, defend and settle any Third Party Claim or other indemnification claim arising under the Merger Agreement, (b) execute in the name of and on behalf of the undersigned the Escrow Agreement, as well as any other agreement, certificate, instrument or document, and (c) generally do any and all things and take any and all actions that may be necessary or advisable in connection with the Merger Agreement or the Escrow Agreement. Prior to taking any action or incurring any reimbursable expenses in his capacity as Stockholder Representative hereunder, the Stockholder Representative shall first obtain the written approval of the holders of a majority of the total number of shares of the Parent Common Stock issued

2

as the Merger Consideration pursuant to the Merger Agreement ("Majority Approval"). The undersigned agrees that the Stockholder Representative shall not be liable to the undersigned for any action taken or any omission to act, except for willful misconduct or bad faith, in connection with the Stockholder Representative's responsibilities as Stockholder Representative under the Merger Agreement or the Escrow Agreement.

    (b) The undersigned hereby agrees to reimburse the Stockholder Representative for his or its pro-rata portion of any out-of-pocket costs and expenses incurred by the Stockholder Representative under the Escrow Agreement, based on the percentage of the total Merger Consideration issued the Stockholder pursuant to the Merger Agreement.

    (c) The Stockholder Representative may resign from the performance of its duties hereunder at any time by giving ten (10) days' prior written notice to all of the holders of Parent Common Stock issued as the Merger Consideration pursuant to the Merger Agreement, or may be removed, with or without cause, by Majority Approval. Such resignation or removal shall take effect upon the appointment of a successor Stockholder Representative. Upon any such notice of resignation or removal, the successor Stockholder Representative shall be appointed by Majority Approval. Upon the acceptance in writing of any appointment as Stockholder Representative hereunder by a successor Stockholder Representative, such successor Stockholder Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Stockholder Representative, and the retiring Stockholder Representative shall be discharged from its duties and obligations, but shall not be discharged from any liability for actions taken as Stockholder Representative prior to such succession

3

    5.  Governing Law

    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

    Dated: December       , 2001

Very truly yours,

Signature
Name:

Taxpayer ID No.

Address
Accepted
, 2001
A.D.A.M., INC.
By:

Name:

Title:

ANNEX A
COMPANY SECURITIES

Name	# of Shares
Ascent Venture Partners II, L.P.	242,284
Ascent Venture Partners, L.P.	60,571
IDP Investments, Inc.	75,594
IDP Ventures GmbH & Co. KG	75,594
Wellness Family Ventures, LLC	159,248
Citizens Capital, Inc.	48,839

Exhibit C

REGISTRATION RIGHTS AGREEMENT

    This Registration Rights Agreement (this "Agreement"), is made and entered into this 3rd day of December, 2001, by and among A.D.A.M., INC., a Georgia corporation (the "Company"), and THE ENTITIES LISTED ON EXHIBIT "A" ATTACHED HERETO (collectively, the "Investors"),

W I T N E S S E T H:

    WHEREAS, the Company, Integrative Medicine Communications, Inc. and IM Acquisition Sub, Inc. have entered into that certain Agreement and Plan of Merger dated December 3, 2001 (the "Merger Agreement"), pursuant to which the Company is issuing to the Investors shares of its $0.01 par value common stock;

    WHEREAS, the obligations of the Investors under the Purchase Agreement are conditioned upon, among other things, the execution and delivery by the Company of this Agreement;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

    1.  Certain Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

      "Commission" shall mean the Securities and Exchange Commission or any successor agency.

      "Common Stock" means the Company's $0.01 par value common stock.

      "Holder" shall mean an Investor and any transferee of Registrable Securities who, pursuant to Section 13 below, is entitled to registration rights hereunder.

      "Other Holders" means persons who hold Other Registrable Securities.

      "Other Registrable Securities" means Common Stock subject to registration rights held by any person other than the Holder.

      "Parent Shares" means the Common Stock issued to Investors by the Company pursuant to the Merger Agreement.

      The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (as hereinafter defined), and the declaration or ordering of the effectiveness of such registration statement.

      "Registrable Securities" shall mean the Parent Shares issued to Investors by the Company pursuant to the Merger Agreement; provided, however, that (A) Parent Shares shall only be treated as Registrable Securities if and so long as they have not been (i) sold through a broker, dealer, or underwriter in a public distribution or public securities transaction, or (ii) sold in a transaction exempt from the registration and prospectus delivery requirement of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale; and (B) the Escrow Shares shall not constitute Registrable Securities unless and until they have been released from the Escrow Fund and delivered to the Stockholder Representative.

      "Registration Expenses" shall mean all expenses incurred by the Company in complying with Sections 5 and 6 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, fees and

1

  disbursements of one counsel to the Holders, but only in connection with a registration pursuant to Section 5(a) and only in an amount not to exceed $2,500 per registration, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration.

      "Restricted Securities" shall mean the securities of the Company required to bear the legend pursuant to Section 3 hereof (or any similar legend).

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the securities registered by the Holders and fees and expenses of counsel to the Holders (to the extent such fees and expenses of counsel are not Registration Expenses).

      "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

    Capitalized terms used herein and not defined shall have the meanings assigned in the Merger Agreement.

    2.  Restrictions on Transferability.  The Restricted Securities shall not be transferable except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Holder of Restricted Securities will cause any proposed transferee of the Restricted Securities held by such Holder to agree to take and hold such Restricted Securities subject to the provisions and upon the conditions specified in this Agreement.

    3.  Restrictive Legend.  Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of Section 4 below) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 OF SAID ACT.

    4.  Notice of Proposed Transfers.  The Holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 4. Prior to any proposed transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Holder thereof shall give written notice to the Company of such Holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company so requests, be accompanied (except in transactions in compliance with Rule 144) by a written opinion of legal counsel who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company; provided, however, that no opinion need be obtained with respect to a transfer to an "affiliate" of a Holder of Restricted Securities (as that term is defined in Rule 405 promulgated by the Commission under the Securities Act). Each certificate evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legend set forth in Section 3 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Securities Act.

2

    5.  Requested Registration.

      (a)  Request for Registration.  In case the Company shall receive from any Holder or group of Holders holding not less than thirty-five percent (35%) of the Registrable Securities, a written request that the Company effect a registration with respect to such Registrable Securities, the Company will:

         (i) promptly give written notice of the proposed registration to all Holders;

        (ii) as soon as practicable, use its best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty-five business days after receipt of such written notice from the Company.

      Notwithstanding the foregoing, the Company shall not be obligated to take any action to effect any such registration pursuant to this Section 5:

        (A) more than once in any twelve-month period;

        (B) After the Company has effected two (2) such registrations pursuant to this Section 5(a) and such registrations have been declared or ordered effective;

        (C) During the period starting sixty (60) days prior to the Company's estimated date of filing of and ending on the date one hundred eighty (180) days following the effective date of a registration statement previously filed by the Company; or

        (D) If the Company shall furnish to the Holder or Holders requesting a registration statement pursuant to this Section 5 a certificate signed by the President of the Company stating that it possesses material confidential information, disclosure of which in the good faith judgment of the Board of Directors of the Company would be detrimental to the Company, and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred eighty (180) days after receipt of the request of the Holder or Holders requesting such registration; provided, however, that the Company may not utilize this right more than once in any consecutive twelve-month period.

      In addition to the two registrations required above, subject to the foregoing provisions (except for subsections (A) and (B)), the Company shall be required to effect an unlimited number of registrations (but no more than twice in any twelve-month period) on Form S-3 (or any successor form), if available, in accordance with the provisions of this Section.

      (b)  Underwriting.  If the Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 5(a) and the Company shall include such information in the written notice referred to in Section 5(a). The right of any Holder to registration pursuant to Section 5 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting.

      The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing

3

  underwriter selected for such underwriting by the Company (and reasonably acceptable to a majority in interest of the participating Holders). Notwithstanding any other provision of this Section 5, if the managing underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then, subject to the provisions of Section 5(a), the Company shall so advise all Holders and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders requesting inclusion in the registration in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the managing underwriter's marketing limitation shall be included in such registration.

      If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the other Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration; provided, however, that if by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion as the securities being registered.

      (c)  Other Holders.  The Company shall be entitled to include in any registration statement referred to in this Section 5 for sale in accordance with the method of disposition specified by the Holder(s), Common Stock to be sold by the Company for its own account and for the accounts of Other Holders, except as and to the extent that in the opinion of the managing underwriter (if such method of disposition shall be an underwritten public offering), such inclusion would adversely affect the marketing of all of the Registrable Securities proposed to be registered by the Holders.

    6.  Company Registration.

      (a)  Notice of Registration.  If the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Commission Rule 145 transaction, the Company will:

         (i) promptly give to each Holder written notice thereof; and

        (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 20 business days after receipt of such written notice from the Company, by any Holder or Holders.

      (b)  Underwriting.  If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders and the Other Holders by written notice. All Holders and Other Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Company. Notwithstanding any other provision of this Section 6, if the representative of the underwriters advises the Company in writing that, in its opinion, inclusion of the full number of Registrable Securities and Other Registrable Securities requested to be included in the registration by Holders and Other Holders would adversely affect the underwriting, the representative may limit the number of shares of Registrable Securities and Other Registrable Securities to be included in the registration and underwriting (excluding, in the event of a secondary offering, the Other

4

  Registrable Securities owned by the Other Holder(s) initiating the registration). The Company shall so advise all Holders and Other Holders (excluding, in the event of a secondary offering, the Other Holder(s) initiating the registration) requesting registration of Registrable Securities and Other Registrable Securities of the limitation and the number of Registrable Securities and Other Registrable Securities to be excluded from the registration by reason of the limitation imposed by the representative. The number of shares of Registrable Securities and Other Registrable Securities to be excluded from the registration shall be allocated pro rata among the Holders and Other Holders based on the ratio that the number of Registrable Securities or Other Registrable Securities (as applicable) held by such Holder or Other Holder and proposed to be registered bears to the total number of Registrable Securities and Other Registrable Securities proposed to be registered by the Holders and Other Holders in the registration.

      If any Holder or Other Holder who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company and the underwriter. The securities so withdrawn shall also be withdrawn from registration.

      (c)  Withdrawal.  Notwithstanding the foregoing, the Company may, in its sole discretion and without the consent of or prior notice to any Holders or Other Holders, withdraw any registration statement referred to in this Section 6 and abandon the proposed offering at anytime without thereby incurring any liability to any Holder or Other Holder.

    7.  Expenses of Registration.  The Company will pay all Registration Expenses incurred in connection with the registrations allowed pursuant to Sections 5 and 6; provided, however, that the Company shall not be required to pay any Registration Expenses if, as a result of the withdrawal of a request for registration pursuant to Section 5, the registration statement does not become effective, in which case the Holders requesting registration shall bear such expenses pro rata. All Selling Expenses relating to securities registered by the Holders shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered.

    8.  Registration Procedures.  In the case of each registration, qualification, or compliance effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

      (a) Keep such registration, qualification, or compliance effective for a period of 180 days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that (i) such 180-day period shall be extended for a period of time equal to the period the Holders refrains from selling any securities included in such registration at the request of the Company; and (ii) the Company may, at any time (but not on more than two occasions in any 12-month period) cause the suspension of sales for up to forty-five (45) days on each such occasion by notifying (on two (2) days' advance written notice) the Holders whose Registrable Securities are the subject matter of such registration statement that the Company is exercising its rights under this clause and that sales must be suspended because the Company reasonably believes it possesses material information, disclosure of which in the Company's judgment would not be in the Company's best interests.

      (b) Furnish such number of prospectuses and other documents incident thereto as Holders from time to time may reasonably request in order to facilitate the disposition of securities owned by them.

      (c) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as

5

  may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

      (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

      (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

      (f)  Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of any such Holder, prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchaser of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

    9.  Termination of Registration Rights.  The registration rights granted pursuant to this Agreement shall terminate as to any Holder, at such time as such Holder is immediately able to sell all Registrable Securities held by it pursuant to Rule 144 promulgated under the Securities Act without regard to volume limitations.

    10.  Indemnification.

      (a) The Company will indemnify each Holder, each of its officers, directors and partners and such Holder's legal counsel and independent accountants, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act or the 1934 Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors and partners and such Holder's legal counsel and independent accountants, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based

6

  on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder or underwriter and stated to be specifically for use therein.

      (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and its legal counsel and independent accountants, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, legal counsel, independent accountants, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holders hereunder shall be limited to an amount equal to the net proceeds to each such Holder of Registrable Securities sold as contemplated herein.

      (c) Each party entitled to indemnification under this Section 10 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent, but only to the extent, that the Indemnifying Party's ability to defend against such claim or litigation is impaired as a result of such failure to give notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

      (d) If the indemnification provided for in this Section 10 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statement or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material

7

  fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

    11.  Information by Holder.  The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

    12.  Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, the Company agrees to:

      (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

      (b) Use its best efforts to then file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act;

      (c) Furnish to Holders of Registrable Securities forthwith upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the 1934 Act, a copy of the most recent annual report of the Company, and such other reports and documents of the Company as a Holder of Registrable Securities may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

8

    13.  Transfer of Registration Rights.  The right to cause the Company to register securities granted the Holders hereunder may be assigned to a transferee or assignee provided (a) such transferee or assignee acquires at least 50% of the transferor's or assignor's shares, and (b) that the Company is given written notice of such assignment prior to such assignment. In addition, rights to cause the Company to register securities may be freely assigned to any affiliate (as that term is defined in Rule 405 promulgated by the Commission under the Securities Act).

    14.  Lock-up.

      (a) Each of the Holders hereby agrees not to offer, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Parent Shares held of record or beneficially owned by such person during the period of time (not to exceed 180 days) determined by the Board of Directors of the Company upon advice of its managing underwriter, from and after the effective date of any registration statement as to which such Holder has received written notice (other than Parent Shares included therein); provided, that, each officer, director and holder of more than five percent (5%) of the Company's outstanding securities is bound by similar restrictions.

      (b) Each of the Holders further agrees not to publicly sell (whether pursuant to a registered offering (but specifically excluding underwritten offerings) or in a Rule 144 transaction) in any single trading day (the "Daily Trading Limit") a number of Parent Shares in excess of its "Pro Rata Share" of fifty percent (50%) of the "Average Trading Volume" (as such terms are defined below). As used herein, the term "Pro Rata Share" means, with respect to a given Holder, the percentage obtained by dividing (i) the number of Parent Shares owned by that Holder by (ii) the number of Parent Shares owned by all of the Holders as a group; and the term "Average Trading Volume" refers to the average daily reported volume of trading in Common Stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the 20 trading days preceding the applicable trading day. Notwithstanding the foregoing, a Holder can sell Parent Shares in excess of the Daily Trading Limit with the prior written consent of the Company, which consent shall not be unreasonably withheld.

    15.  Governing Law.  This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of Georgia, without giving effect to the conflict of laws provisions thereof. The parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of Georgia with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.

    16.  Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement between the parties regarding rights to registration. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

    17.  Notices, etc.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon delivery to the party to be notified in person or by courier service or five days after deposit with the United States mail, by registered or certified mail, postage prepaid, addressed (a) if to an Investor, to Investor's address set forth in its Investor Representation Letter, or at such other address as such Investor shall have furnished to the Company in writing, or (b) if to any other holder of any Registrable Securities, to such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such securities who has so furnished an address to the Company, or (c) if to the Company, to its address set forth in the Merger Agreement, or at such other address as the Company shall have furnished to the Holders.

9

    18.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which may be executed by less than all parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

    19.  Amendment.  Any provision of this Agreement may be amended, waived or modified only upon the written consent of all the parties hereto. Any party to this Agreement may waive any of his or her rights or the Company's obligations hereunder without obtaining the consent of any other person.

    20.  Term.  This Agreement shall remain in full force and effect until the Investors no longer hold any equity securities of the Company or five years from the date hereof, whichever occurs first.

10

    IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first set forth above.

THE COMPANY:
A.D.A.M., INC.
By:

Name:

Title:

INVESTORS:
Ascent Venture Partners II, L.P.
By:

Name:

Title:

Ascent Venture Partners, L.P.
By:

Name:

Title:

IDP Investments, Inc.
By:

Name:

Title:

IDP Ventures GmbH & Co. KG
By:

Name:

Title:

Wellness Venture Family Limited Partnership
By:

Name:

Title:

Citizens Capital, Inc.
By:

Name:

Title:

11

EXHIBIT A

STOCKHOLDERS

  Ascent Venture Partners II, L.P.
  Ascent Venture Partners, L.P.
  IDP Investments, Inc.
  IDP Ventures GmbH & Co. KG
  Wellness Venture Family Limited Partnership
  Citizens Capital, Inc.

12

Exhibit D

EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 3rd day of December, 2001, by and between Jan Bruce, an individual resident of the State of Massachusetts (the "Employee"), and A.D.A.M., Inc., a Georgia corporation (the "Company").

W I T N E S S E T H:

    WHEREAS, the Company is engaged in the business of producing, marketing, promoting, distributing and licensing anatomical, health and medical content (including without limitation, products designed for educational markets and consumer markets and complementary and alternative medicine markets) (the "Company's Business"); and

    WHEREAS, the Company desires to employ the Employee as its Director of CAM      (Complementary Alternative Medicine), and Employee desires to accept such employment with the Company, all in accordance with the terms and conditions hereinafter set forth;

    NOW, THEREFORE, for and in consideration of the above premises, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

    1.  Employment and Duties.

    (a) Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve the Company, as the Director of CAM of the Company. In performing her duties hereunder, the Employee shall report to and be directly responsible to the VP of Sales and Marketing or such other person as may be determined by the CEO or the COO.

    (b) During the term of this Agreement, the Employee shall, for the benefit of the Company, use her skills, knowledge, and specialized training to perform the duties and exercise the powers, functions, and discretion's incident to her position as the Director of CAM of the Company or which from time to time, consistent with such position, may be assigned to or vested in her by the VP of Sales and Marketing, in an efficient and competent manner and on such reasonable terms and subject to such reasonable restrictions, in each case consistent with such position, as the VP of Sales and Marketing may from time to time impose.

    (c) During the term of this Agreement, the Employee shall perform her duties hereunder at the Company's greater Boston office. The Employee will not be required to relocate without her consent.

    (d) During the term of this Agreement, the Employee agrees to devote her full business time, energy, and skill to the business of the Company, and to the fulfillment of the Employee's obligations under this Agreement. In addition to the foregoing and not in limitation thereof, during the term hereof, the Employee shall not carry on, engage in, or otherwise be interested in, directly or indirectly, any other business or activity that would result in a conflict of interest with the Company's business or that would materially adversely affect the Employee's ability to perform her duties as set forth in this Agreement. Notwithstanding anything herein to the contrary, Employee may from time to time serve on such boards of directors, or boards of trustees, of both for-profit and not-for-profit organizations, provided such organizations are not directly competitive with the Company's business.

    2.  Term.  The Employee's term of employment pursuant to this Agreement shall commence on the date hereof and shall continue for a period of two (2) years unless previously terminated in accordance with this Agreement. Notwithstanding anything herein to the contrary, the Company or Employee may terminate Employee's employment under this Agreement at any time by notice to the other; provided, however, that if such termination by the Company is Without Cause (as hereinafter defined) or if Employee's resignation is With Good Reason (as hereinafter defined) then, subject to

Section 6(b) below, the Employee shall be entitled to continue to receive for up to twelve (12) months the Employee's base salary at the same rate as provided to Employee as of the date of termination, such base salary to be paid on the same installment basis as provided for in Section 3(a). Notwithstanding the foregoing, Employee agrees that she will not terminate her employment upon less than sixty (60) days' prior written notice unless such termination is With Good Reason. Employee acknowledges and agrees that after the Company's receipt of any notice of termination from the Employee, the Company may, at its sole option, elect an earlier effective date for the termination of Employee's employment by giving written notice of such earlier date to Employee at any time prior to the date of termination initially established by Employee. Company agrees that Employee's election to terminate her employment hereunder shall not constitute a sufficient basis upon which the Company can terminate Employee's employment With Cause.

    3.  Compensation.

    (a) Subject to the terms of this Agreement, as base compensation for Employee's services, the Company shall pay Employee so long as she shall be employed under this Agreement a base salary that will accrue at a rate of not less than one-hundred thousand Dollars ($100,000) per annum, effective January 1, 2002. Also effective January 1, 2002, the Employee will be eligible to be compensated in accordance with the Company's sales incentive plan, and will be compensated with incentives of not less than seventy thousand Dollars ($70,000) per annum at 100% of plan. (Specific incentive plan to be outlined by the VP of Sales and Marketing in a format similar to the attached Exhibit A). Further, the Company agrees to compensate the Employee at an accrual rate of thirteen-thousand-seven-hundred-fifty Dollars ($13,750) for the month of December, 2001. It being agreed, however, that Employee's salary shall be subject to all withholdings pursuant to applicable law or regulation. Employee's base salary shall be payable to Employee on the regularly reoccurring pay period in effect by the Company for all its employees the Company, but in no event less frequently than the 15th and last day of each month. The VP of Sales and Marketing will annually review the base salary of Employee; however, such base salary will not at any time be subject to reduction to any amount less than the dollar amount effective January 1, 2002 as set forth in this Section 3(a).

    (b) The Employee hereby acknowledges that the Employee may be required to work beyond standard working hours in order to perform her duties hereunder. The Employee shall not be entitled to compensation for overtime or extra hours worked in performance of her duties hereunder except as required by law.

    (c) In addition to the compensation described in this Agreement, the Employee shall be entitled to reimbursement by the Company for all actual, reasonable, and direct expenses incurred by her in the performance of her duties hereunder, provided such expenses were incurred only in accordance with the policies and procedures established by the Company from time to time.

    4.  Employment Benefits.

    (a) The Employee shall have the right to participate in any and all employee benefit programs established or maintained by the Company from time to time, in accordance with the terms and conditions of such employee benefit programs, including, without limitation, such medical and dental plans, retirement, pension, profit sharing, stock bonus, or stock option plans as may be established from time to time by the Company. The Company reserves the right, in its sole discretion, to alter, amend, or discontinue any of such employee benefit programs at any time.

    (b) In addition to such public holidays as are observed by the Company, the Employee shall be entitled to vacation days or paid time off in accordance with the Company's then current policies, which the Company reserves the right, in its sole discretion, to alter, amend, or discontinue at any time.

    (c) The Employee acknowledges that the Company may promulgate employee handbooks, policies, and procedures from time to time, and the Employee agrees to adhere to the terms of any handbook, policy, or procedures that the Company may promulgate from time to time. The Company reserves the right, in its sole discretion, to alter, amend, or terminate any handbook, policy, or procedure.

    5.  Illness, Incapacity or Death During Employment.

    (a) If by reason of illness, injury or incapacity, the Employee is unable, despite reasonable accommodation, to perform her services or discharge her duties hereunder on a full time basis for ninety (90) or more consecutive days or one hundred twenty (120) days in the aggregate during any twelve (12) month period (or any such longer periods as may be required by law), then the Company may terminate the employment of the Employee by written notice to Employee, and, thereupon, subject to Section 6(b) below, the Employee will be entitled to receive Employee's base salary, paid in equal monthly installments, for the duration of this agreement. Notwithstanding the foregoing, if the Company maintains a disability insurance policy for the benefit of the Employee and the Employee qualifies for the payments under such policy, the Company shall be obligated to pay to the Employee only the difference, if any, between Employee's base salary and the payments under such policy.

    (b) In the event of the Employee's death, all obligations of the Company under this Agreement shall terminate, other than the Employee's rights with respect to the payment of that portion of the base salary earned by the Employee to the date of death, plus reimbursement of all pre-approved expenses that were reasonably incurred by the Employee in performing her responsibilities and duties for the Company prior to and including such date.

    6.  Termination of Employment.

    (a) If Company terminates Employee's employment hereunder With Cause (as hereinafter defined) or pursuant to Section 5 or Employee resigns Without Good Reason (as hereinafter defined), all obligations of Company to provide compensation and benefits under this Agreement shall cease, and except as expressly provided in the immediately following sentence, neither the Company nor the Employee shall have any claim against the other for damages or otherwise by reason of such termination. Company's election to terminate Employee's employment With Cause shall be without prejudice to any remedy the Company may have against Employee for the breach or non-performance of any of the provisions of this Agreement.

    (b) If Company terminates Employee's employment hereunder Without Cause (as hereinafter defined) or Employee resigns With Good Reason (as hereinafter defined), then Employee will be entitled to receive certain post-employment compensation as provided in Section 2 above, in full settlement of all compensation the Employee is entitled to hereunder. The post-employment compensation otherwise payable hereunder shall be reduced by any compensation or remuneration earned by Employee as a result of employment by another employer or self-employment, or as a partner with respect to services performed for such partnership, after the date of termination. Moreover, post-employment compensation shall cease to accrue and Employee shall have no further entitlement to the same from and after the earlier of (i) the Employee's death or sixty-fifth (65th) birthday, or (ii) the date Employee breaches any of the post-employment covenants set forth in this Agreement.

    (c) "With Cause" means the termination of employment resulting from:

       (i) any act or omission which constitutes a material breach by Employee of her obligations under this Agreement, which act or omission is not cured within 15 days after written notice setting forth in detail the matters involved;

      (ii) the commission by Employee of a felony or any crime involving moral turpitude, fraud or dishonesty;

      (iii) the perpetration by Employee of any act of dishonesty of a material nature relating to the Company or the Company's employees;

      (iv) the use of illegal drugs by the Employee, or drunkenness or substance abuse by the Employee which interferes with the performance of her duties hereunder;

      (v) gross incompetence on the part of Employee in the performance of her duties hereunder;

      (vi) the issuance of a final consent decree, cease and desist or similar order against Employee by a regulatory agency relating to violations or alleged violations of any federal or state law or regulation governing the conduct of the business of the Company; or

     (vii) any other act or omission (other than an act or omission resulting from the exercise by Employee of good faith business judgment) which materially impairs the financial condition or business reputation of the Company.

    (d) "Without Cause" means the termination of employment resulting from any reason other than those enumerated in subsection (c) above or Section 5 of this Agreement.

    (e) "With Good Reason" means the Employee's termination of her employment with the Company as a result of:

       (i) the assignment to Employee of any duties materially and adversely inconsistent with the Employee's position as specified in Section 1 hereof (or such other position to which he may be promoted), including status, offices, responsibilities or persons to whom the Employee reports as contemplated under Section 1 of this Agreement, or any other action by Company which results in a material adverse change in such position, status, offices, titles, or responsibilities; or

      (ii) any other material breach of this Agreement by Company, including the failure to pay Employee on a timely basis the amounts to which she is entitled under this Agreement, after written notification from the Employee of such breach, setting forth in detail the matters involved, and the Company's failure to cure the problem resulting in such breach within fifteen (15) days thereafter.

    (f)  "Without Good Reason" means the Employee's termination of her employment with the Company for any reason other than those enumerated in subsection (e) above.

    7.  Employee's Obligations upon Termination of Employment.  Upon the termination of her employment hereunder for whatever reason Employee shall:

      (a) tender her resignation from any directorship or office she may hold in the Company or any of its subsidiaries or affiliates, and not at any time represent herself still to be connected with or to have any connection with the Company or its subsidiaries or affiliates; and

      (b) observe all post-employment covenants set forth in this Agreement.

    8.  Effect of Termination.  The provisions of Sections 5(a), 6(b), 7, 9 through 15 and 22 of this Agreement shall survive the termination of this Agreement and the termination of Employee's employment with the Company to the extent required to give full effect to the covenants and agreements contained therein.

    9.  Confidentiality.

    (a) The Employee agrees that, both during her employment and for the applicable period described in Section 9(b) below after termination of her employment for any reason, the Employee will hold in a fiduciary capacity for the benefit of the Company, and shall not directly or indirectly use or disclose, except as set forth in Section 9(c) below or as authorized by the Company in connection with the performance of the Employee's duties, any Confidential Information (as hereinafter defined) that the Employee may have or acquire (whether or not developed or compiled by the Employee and whether or not the Employee has been authorized to have access to such Confidential Information) during her employment with the Company. Moreover, in the absence of Company's prior written consent, the Employee agrees not to make or cause to be made known to any third party any correlation or identity which may exist between the Confidential Information that the Employee may have or acquire on the one hand, and, on the other hand, any other information now or hereafter made available to the Employee. The term "Confidential Information" as used in this Agreement shall mean and include any information, data, and know-how relating to the business of the Company that is disclosed to the Employee by the Company or known by the Employee as a result of the Employee's relationship with the Company and not generally within the public domain (whether constituting a trade secret or not), including, without limitation, the following information:

       (i) technical information, such as formulas, patterns, devices, computer program source and object codes, compositions, inventions, processes, specifications, research, methods, technique, software, or engineering or technical specification, and any know-how relating to any of the foregoing, and methods of delivery, whether owned by the Company or utilized by the Company under license from a third party, in each case to the extent that such information is not generally known to the public;

      (ii) financial information, such as the Company's earnings, assets, debts, cost-price information, product mark-ups, gross margins, fee structures, volumes of purchases or sales, or financial data or information that should not be disclosed to its customers or competitors, whether relating to the Company generally, or to particular services, geographic areas, or time periods;

      (iii) supply and service information, such as information concerning the goods and services utilized or purchased by the Company, the names or addresses of suppliers, terms of supply or service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to Company and the details of which are not generally known;

      (iv) marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, marketing forecasts or results of marketing efforts or information about impending transactions;

      (v) personnel information, such as employees' personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information;

      (vi) customer information, such as any compilation of past, existing, or prospective customers, customer proposals or agreements between customers and the Company, status of customer accounts or credit, or related information about actual or prospective customers; and

     (vii) information that was provided to the Company in confidence or that that Company is otherwise required to maintain in confidence due to a legal or contractual obligation.

The term "Confidential Information" does not include (i) information that has become a part of the public domain by the act of one who has the right to disclose such information without violating any right of the Company or the customer to which such information pertains or (ii) or information that the Employee can reasonably document was known to her prior to her employment by the Company. Confidential Information which is specific as to techniques, methods, or the like shall not be deemed to be in the public domain merely because such information is embraced by more general disclosures in the public domain, and any combination of features shall not be deemed within the foregoing exception merely because individual features are in the public domain if the combination itself and its principles of operation are not in the public domain.

    (b) The covenants contained in this Section 9 shall survive the termination of the Employee's employment with the Company for any reason for a period of one (1) year; provided, however, that with respect to those items of Confidential Information which constitute a trade secret under applicable law, the Employee's obligations of confidentiality and non-disclosure as set forth in this Section 9 shall continue to survive after said one-year period to the greatest extent permitted by applicable law. These rights of the Company are in addition to those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

    (c) In the event that the Employee become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Employee shall provide the Company with prompt written notice of such requirement prior to complying therewith so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the provisions hereof, the Employee agrees to furnish only that portion of the Confidential Information that is legally required and to exercise reasonable efforts to obtain an assurance that confidential treatment will be accorded such Confidential Information.

    (d) All writings, tapes, recordings, computer programs, Internet websites and other works in any tangible medium of expression, regardless of the form of medium, which have been or are prepared by the Employee, or to which the Employee contributes in any way to such preparation, in connection with the Employee's employment by the Company (collectively, the "Works"), and all copyrights and other rights, titles and interests whatsoever in and to the Works, belong solely and exclusively to the Company as works made for hire; moreover, if and to the extent any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a "work made for hire," the Employee hereby assigns, grants and delivers, solely and exclusively unto the Company, all copyrights and other rights, titles, and interests whatsoever in and to the Works.

    10.  Non-Solicitation of Employees.  The Employee agrees that she will, for so long as she is employed by the Company and for a period of one (1) year after termination of her employment for any reason, (i) not solicit, entice, persuade, or induce any other employee of the Company to leave the Company's employ, and (ii) refrain from recruiting or hiring, or attempting to recruit or hire, directly or by assisting others, any other employee of the Company who is employed by or doing business with the Company at the time of the attempted recruiting or hiring.

    11.  Non-Solicitation of Customers.  The Employee will, for so long as she is employed by the Company and for a period of one (1) year after termination of her employment for any reason., refrain from soliciting, or attempting to solicit, directly or by assisting others, any business from any of the customers, including actively sought prospective customers, with whom the Employee had material contact within the last twenty four months of Employee's employment hereunder, for purposes of providing products or services that are similar to or competitive with those provided by the Company, if the Company is also then still engaged in such business.

    12.  Non-Competition.  Employee expressly covenants and agrees that during the term of her employment hereunder and for a period of one (1) year after termination of her employment for any reason she will not, directly or indirectly, seek, obtain, or accept a "Competitive Position" in the "Restricted Territory" with a "Competitor" of the Company (as such terms are hereafter defined). For purposes of this Agreement, a "Competitor" of the Company means any business, individual, partnership, joint venture, association, firm, corporation or other entity engaged primarily in the Company's Business" (but specifically excluding any business whose principal business involves providing content, whether medical or health related or not, primarily by means of print or broadcast media, such as magazines, printed text, or similar hard copy, or radio, TV, or cable, even though such business maintains or uses websites, email or other such services as a corollary to said business); a "Competitive Position" means any employment with any Competitor of the Company whereby Employee has duties for such Competitor that are the same as or substantially similar to those actually performed by him pursuant to the terms hereof; and the "Restricted Territory" means the following geographical area: United States. Employee acknowledges and agrees that he has been or will be working within the Restricted Territory as defined above or has had or will have material contact with customers or actively sought prospective customers of the Company located within such areas. The parties agree to review the geographical area included within the Restricted Territory from time to time at either party's request in order that the Restricted Territory may be reformed so that its coverage upon Employee's termination will extend only to the geographical area in which the Employee is working at such time, including any area where any operations performed, supervised, or assisted in by the Employee are conducted and any area where customers or actively sought prospective customers of the Company with whom the Employee had material contact are present. Any reformation to be evidenced only by written amendment to this Agreement.

    13.  Severability.  Except as noted below, should any provision of this Agreement be declared or determined by any court of competent jurisdiction or arbitrator to be unenforceable or invalid for any reason, the validity of the remaining parts, terms, or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement. The covenants set forth in this Agreement are to be reformed pursuant to Section 14 if held to be unreasonable or unenforceable, in whole or in part, and, as written and as reformed, shall be deemed to be part of this Agreement.

    14.  Reformation.  If any of the covenants or promises of this Agreement are determined by any court of law or equity or arbitrator, with jurisdiction over this matter, to be unreasonable or unenforceable, in whole or in part, as written, Employee hereby consents to and affirmatively requests that said court or arbitrator, to the extent legally permissible, reform the covenant or promise so as to be reasonable and enforceable and that said court or arbitrator enforce the covenant or promise as so reformed.

    15.  Injunctive Relief.  The Employee understands, acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in Sections 9, 10, 11, and 12, the Company will suffer irreparable injury for which there is no adequate remedy at law and the Company will therefore be entitled to obtain, without bond, injunctive relief enjoining said breach or threatened breach. Employee further acknowledges, however, that the Company shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.

    16.  Assignment.  The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and upon Employee and her heirs and personal representatives. The term "Company" as used in this Agreement shall be deemed to include the successors and assigns of the original or any subsequent entity constituting the Company as well as any and all divisions, subsidiaries, or affiliates thereof.

    17.  Waiver.  The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach.

    18.  Applicable Law.  This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Massachusetts (U.S.A.), without regard to conflicts of laws principles.

    19.  Headings and Captions.  The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand, or otherwise affect the meaning or construction of any provision of this Agreement.

    20.  Notice.  Any notice required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered in person, by courier service in which the party acknowledges receipt in writing, or three (3) days after deposit in the United States mail, postage prepaid, for delivery as registered or certified mail addressed, in the case of the Employee, to him at her residential address as reflected on the records of the Company, and in the case of the Company to the corporate headquarters of the Company, attention of the VP of Sales and Marketing, or to such other address as the Employee or the Company may designate in writing at any time or from time to time to the other party. In lieu of personal notice or notice by deposit in the US mail, a party may be given notice by fax or telex or other similar electronic method so long as receipt is verified.

    21.  Gender.  All pronouns or any variations thereof contained in this Agreement refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

    22.  Arbitration.  The parties hereto agree to submit any controversy or claim arising out of or relating to Employee's employment by the Company, or the termination thereof, or this Agreement, or the breach thereof (including, without limitation, any claim that any provision of this Agreement or any obligation of Employee is illegal or otherwise unenforceable or voidable under law, ordinance, or ruling or that Employee's employment by the Company was illegally terminated) for arbitration at the office of the American Arbitration Association in Atlanta, Georgia (in the event of an action initiated by Employee) or Boston, Massachusetts (in the event of an action initiated by the Company), in accordance with the United States Arbitration Act (9 U.S.C. § 1 et seq.) and the rules of the American Arbitration Association. Company and Employee each consents and submits to the personal jurisdiction and venue of any federal or state trial court sitting in Fulton County, Georgia (in the event of an action initiated by Employee), or Suffolk County, Massachusetts (in the event of an action initiated by the Company), for purposes of enforcing this provision. All awards of the arbitration shall be binding and non-appealable except as otherwise provided in the United States Arbitration Act. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall take place at a time noticed by the American Arbitration Association regardless of whether one of the parties fails or refuses to participate. The arbitrator shall have no authority to award punitive damages, but will otherwise have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The parties shall be entitled to engage in reasonable discovery, including a request for the production of relevant documents. Depositions may be ordered by the arbitrator upon a showing of need. The foregoing provisions shall not preclude either party from bringing an action in any court of competent jurisdiction for injunctive or other provisional relief as a party may determine is necessary or appropriate.

Employee Initials
Date
Company Initials
Date

    23.  ENTIRE AGREEMENT.  THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE COMPANY AND EMPLOYEE WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND SUPERSEDES ANY PRIOR AGREEMENTS OR UNDERSTANDINGS BETWEEN THE COMPANY AND EMPLOYEE WITH RESPECT TO

SUCH SUBJECT MATTER. NO AMENDMENT OR WAIVER OF THIS AGREEMENT OR ANY PROVISION HEREOF SHALL BE EFFECTIVE UNLESS IN WRITING SIGNED BY THE PARTY TO BE SO BOUND.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:
A.D.A.M., INC.
By:

Title:

EMPLOYEE:

QuickLinks

AGREEMENT AND PLAN OF MERGER
ESCROWED SHARES
FEES PAYABLE TO ESCROW AGENT